EX-10.1
OFFICE LEASE
     THIS OFFICE LEASE is executed this 21st day of December 2006, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“Landlord”), and AKORN, INC., a Louisiana corporation (“Tenant”).
ARTICLE 1 — LEASE OF PREMISES
     Section 1.01. Basic Lease Provisions and Definitions.
     (a) Leased Premises (shown outlined on Exhibit A attached hereto): Suite 300 (third floor) of the building to be built prior to the Commencement Date (as defined herein) commonly known as Westlake at Conway Park (the “Building”), located at 1925 West Field Court, Lake Forest, IL 60045, within Conway Park (the “Park”).
     (b) Rentable Area of Leased Premises and Building: The rentable square feet (“RSF”) of the Leased Premises is approximately 34,436 and the RSF of the Building is approximately 99,538. All space shall be measured upon completion of the Building in accordance with 1996 BOMA standards. The determination of Rentable Area shall be deemed correct for all purposes hereunder unless otherwise agreed to in writing by the parties. The actual RSF of the Leased Premises and Building is subject to Section 1.03.
     (c) Tenant’s Proportionate Share: Subject to Section 1.03, 34.60%.
     (d) Minimum Annual Rent: Subject to Section 1.03, the Minimum Annual Rent is as follows:

Year 1	$0.00	(5 months)
Year 1	$361,578.00	(7 months)
Year 2	$632,244.96
Year 3	$644,986.32
Year 4	$657,727.56
Year 5	$670,813.32
Year 6	$684,243.36
Year 7	$698,017.68
Year 8	$712,136.52
Year 9	$726,255.24
Year 10	$740,718.36
     (e) Monthly Rental Installments: Subject to Section 1.03, the Monthly Rental Installments are as follows:

Months 1-5	$0.00
Months 6-12	$51,654.00
Months 13-24	$52,687.08
Months 25-36	$53,748.86
Months 37-48	$54,810.63
Months 49-60	$55,901.11
Months 61-72	$57,020.28
Months 73-84	$58,168.14
Months 85-96	$59,344.71
Months 97-108	$60,521.27
Months 109-120	$61,726.53
     (f)[Intentionally Omitted].
     (g) Target Commencement Date: April 1, 2008. Provided the Leased Premises are ready for occupancy, Landlord will allow Tenant to take possession of the Leased Premises prior to the Target Commencement Date. All terms and conditions of this Lease will become effective upon Tenant taking possession of the Leased Premises, except for the payment of Minimum Annual Rent and Annual Rental Adjustment, which will commence on April 1, 2008.
     (h) Lease Term: Subject to Section 16.16, Ten (10) years.
     (i) Security Deposit: NONE.

     (j) Broker(s): Duke Realty Services, LLC and CB Richard Ellis, Inc. representing Landlord and CB Richard Ellis, Inc. representing Tenant.
     (k) Permitted Use: General, administrative and executive office purposes.
     (l) Address for notices and payments are as follows:

Landlord:	Duke Realty Limited Partnership
c/o Duke Realty Corporation
Attn: Vice President — Property Management
6133 North River Road, Suite 200
Rosemont, IL 60018

With payments to:	Duke Realty Limited Partnership
75 Remittance Drive, Suite 3205
Chicago, IL 60675-3205

Tenant (prior to occupancy):	Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, IL 60089
Attn: Jeffrey Whitnell

Tenant (following occupancy):	Akorn, Inc.
1925 West Field Court, Suite 300
Lake Forest, IL 60045
     (m) Guarantor(s): None.
EXHIBITS
Exhibit A — Leased Premises
Exhibit B — Tenant Improvements
Exhibit B-1 — Shell Specifications
Exhibit B-2 — Tenant Improvements Scope of Work
Exhibit B-3 — Schedule
Exhibit C — Letter of Understanding
Exhibit D — Janitorial Specifications
Exhibit E — Rules and Regulations
Exhibit F — Roof Area
Exhibit G — Dish Data Sheet
     Section 1.02. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the “Common Areas”): the areas of the Building and the underlying land and improvements thereto that are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others.
     Section 1.03. RSF Adjustment. Prior to the Commencement Date (as defined below), Landlord shall cause its architect to measure the RSF of the Building and Leased Premises in accordance with 1996 BOMA Standards and certify to Landlord and Tenant the correct dimensions. In the event the RSF of the Building or Leased Premises differs from the RSF specified in Section 1.01(b), Landlord and Tenant will amend this Lease accordingly, as applicable, with respect to Tenant’s Proportionate Share, Minimum Annual Rent and Monthly Rental Installments.
ARTICLE 2 — TERM AND POSSESSION
     Section 2.01. Term. The Lease Term shall commence as of the date (the “Commencement Date”) that Substantial Completion (as defined in Exhibit B hereto) of the Shell Work (as defined in Exhibit B) and the Tenant Improvements (as defined in Section 2.02 below) occurs.
     Section 2.02. Construction of Tenant Improvements. Landlord shall construct and install all leasehold improvements to the Leased Premises (collectively, the “Tenant Improvements”) in accordance with Exhibit B attached hereto and made a part hereof.
     Section 2.03. Surrender of the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, (b) remove from the Leased Premises (i) Tenant’s Property (as defined in Section 8.01 below), and (ii) any alterations required to be removed pursuant to Section 7.03 below, and (c) repair any damage caused by any such removal and restore the Leased Premises to the condition existing upon the Commencement Date, reasonable wear and tear excepted. All of Tenant’s Property that is not removed within ten (10) days following Landlord’s written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant’s cost without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease.
     Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance at one hundred fifty percent (150%) of the Monthly Rental Installments and Annual Rental Adjustment (as hereinafter defined) for the Leased Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Tenant shall not be liable for any consequential damages Landlord may suffer as a result of Tenant’s holdover unless such holdover continues for sixty (60) days after expiration of the Lease Term. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days’ prior written notice to the other, whether or not said notice is given on the rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor, except as expressly provided herein, limit Landlord’s remedies in such event.
ARTICLE 3 — RENT
     Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without demand, deduction or offset, on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated.
     Section 3.02. Annual Rental Adjustment Definitions.
     (a) “Annual Rental Adjustment” shall mean the amount of Tenant’s Proportionate Share of Operating Expenses for a particular calendar year.
     (b) “Operating Expenses” shall mean the amount of all of Landlord’s costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the Common Areas in good condition and repair for a particular calendar year (including all additional costs and expenses that Landlord reasonably determines that it would have paid or incurred during such year if the Building had been fully occupied), including by way of illustration and not limitation, the following: all Real Estate Taxes (as hereinafter defined), insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease (or other tenants in the Building); service and other charges incurred in the repair, replacement, operation and maintenance of the elevators and the heating, ventilation and air-conditioning system; costs associated with providing fitness facilities, if any; cleaning and other janitorial services; tools and supplies; repair costs; landscape maintenance costs; access patrols; license, permit and inspection fees; management fees; administrative fees; supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking and sidewalk areas (including snow and ice removal), landscaped areas, and lighting; and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association.
     Operating Expenses shall specifically exclude the following:
(i)	Capital improvements, except for capital improvements that are (x) made for the purpose of reducing Operating Expenses, (y) may be required to be made by laws, statutes, codes or regulations that were not in effect or applicable to the Building at the time it was constructed, or (z) required pursuant to Section 16.15(b) below, and the cost of any such capital improvements, if any, shall be amortized over the useful life of such improvements (as reasonably determined by Landlord using amortization and useful life measures customary for landlords of similar buildings in the area), and only the amortized portion shall be included in Operating Expenses;

(ii)	Costs of alterations of any tenant’s premises, including the Leased Premises;

(iii)	Real estate or leasing brokers’ leasing or sales commissions;

(iv)	Any costs or expenses incurred by Landlord or on Landlord’s behalf resulting from or in connection with the marketing or promotion of space in the Building;

(v)	Building management fees in excess of 3% of the gross rent for the Building;

(vi)	Depreciation on the Building;

(vii)	Interest or penalties resulting from late payments by Landlord;

(viii)	Costs directly reimbursed by tenants, including costs for special services to any tenant;

(ix)	Costs reimbursed by insurance proceeds and/or paid pursuant to warranties;

(x)	Costs reimbursed by governmental authorities such as condemnation;

(xi)	Legal fees for enforcing any tenants’ leases;

(xii)	Any costs or expenses that are otherwise covered by any enforceable warranties or guaranties;

(xiii)	Any offsite managerial costs, expense salaries or other compensation above the level of property manager, except to the extent of the prorated portion thereof attributable only to the Building; and

(xiv)	Costs and expenses related to operation of any services or amenities (other than the now existing reserved parking in the Common Areas) operated for a profit by Landlord.
     (c) “Tenant’s Proportionate Share of Operating Expenses” shall mean an amount equal to the product of Tenant’s Proportionate Share times the Operating Expenses.
     (d) “Real Estate Taxes” shall mean all real estate taxes and assessments, special or otherwise, levied or assessed upon or with respect to the Building and Common Areas, provided real estate taxes and assessments (except as provided below with respect to special assessments) shall be included in Real Estate Taxes for a calendar year only to the extent such taxes and assessments are paid in such calendar year, and ad valorem taxes for any personal property owned by Landlord and used in connection therewith. Should the State of Illinois, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Building and Common Areas: (a) impose a tax, assessment, charge or fee, or increase a then existing tax, assessment, charge or fee that Landlord shall be required to pay, either by way of substitution of Real Estate Taxes and ad valorem personal property taxes, or in addition to Real Estate Taxes and ad valorem personal property taxes, or (b) impose an income or franchise tax or a tax on rents (“Rent Tax”) in substitution for or as a supplement to a tax levied against the Building and Common Areas which are incurred during any calendar year during the Term, all such taxes, assessments, fees or changes (hereafter referred to as “in lieu taxes”) shall be deemed to constitute Real Estate Taxes hereunder. If any special assessments payable in installments is levied against all or part of the Building and Common Areas, then Real Estate Taxes for the calendar year in which such assessment is levied and for each calendar year thereafter or portion thereof during the Term shall include only the amount of any installments of such assessments plus interest thereon paid or payable during such calendar year (without regard to any right to pay or make payments of such assessment in a single payment). Real Estate Taxes shall also include all reasonable fees and costs incurred by Landlord in seeking to obtain a reduction of or limit on the increase in Real Estate Taxes, regardless of whether any reduction or limitation is obtained. Except as provided with regard to “in lieu taxes”, Real Estate Taxes shall not include any Illinois Replacement Tax or any tax on inheritance, state, succession, transfer, sales, gift, franchise, income, capital or stock. In addition, to the extent any Rent Tax is not levied in lieu of any of the above-described Real Estate Taxes, Landlord shall pass though and apportion any such Rent Tax directly to the Building and Common Area tenants to whom such Rent Tax is attributable to the extent practicable.
     Section 3.03. Payment of Additional Rent.
     (a) Any amount required to be paid by Tenant hereunder (in addition to Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Minimum Annual Rent.

     (b) In addition to the Minimum Annual Rent specified in this Lease, commencing as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment. If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment, but no more than one (1) time per calendar year, by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such year. Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. This Section 3.03 shall survive the expiration or any earlier termination of this Lease.
     Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the “Prime Rate”) plus four percent (4%) per annum Notwithstanding the above, Landlord shall provide Tenant with a written notice of such payment default prior to assessing the late charge and Tenant shall have an additional five (5) days to cure such payment default before Landlord assesses any late charges; provided, however, that Landlord shall not be required to give such notice more than one (1) time with respect to any particular payment default, nor more than two (2) times in the consecutive twelve (12) month period with respect to any payment defaults in the aggregate.
     Section 3.05. Electricity Charges. Tenant acknowledges that the Leased Premises shall be separately metered for electricity. Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all electricity serving the Leased Premises.
     Section 3.06. Inspection and Audit Rights.
     (a) Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, during the ninety (90) day period following the delivery of Landlord’s statement of the actual amount of the Annual Rental Adjustment (the “Inspection Period”), such of Landlord’s books of account and records as pertain to and contain information concerning the Annual Rental Adjustment for the prior calendar year in order to verify the amounts thereof. Such inspection shall take place at Landlord’s office upon at least fifteen (15) days prior written notice from Tenant to Landlord, but such notice period shall not affect the duration of the Inspection Period. Only Tenant or an accountant that is not being compensated for its services on a contingency fee basis shall conduct such inspection. Tenant shall also agree to follow Landlord’s reasonable procedures for auditing such books and records. Landlord and Tenant shall act reasonably in assessing the other party’s calculation of the Annual Rental Adjustment. Tenant shall provide Landlord with a copy of its findings within sixty (60) days after completion of the audit. In the event of any errors on the part of Landlord costing Tenant in excess of three percent (3%) of Tenant’s actual Operating Expense liability for any calendar year, Landlord will also reimburse Tenant for the costs of an audit reasonably incurred by Tenant in an amount not to exceed $10,000. Tenant’s failure to exercise its rights hereunder within the Inspection Period shall be deemed a waiver of its right to inspect or contest the method, accuracy or amount of such Annual Rental Adjustment. If within the period aforesaid, Tenant provides Landlord with its notice disputing the correctness of the statement, and if such dispute shall have not been settled by agreement, Tenant may submit the dispute to a reputable firm of independent certified public accountants selected by Tenant and approved by Landlord, such approval shall not be unreasonably withheld or delayed, and the decision of such accountants shall be conclusive and binding upon the parties. If such accountant decides that there was an error, Landlord will make correcting payment if Tenant overpaid such amount, and Tenant shall pay Landlord if Tenant underpaid such amount. The actual out-of-pocket fees and expenses involved in such decision shall be borne by the unsuccessful party.
     (b) If Landlord and Tenant agree that Landlord’s calculation of the Annual Rental Adjustment for the inspected calendar year was incorrect, the parties shall enter into a written agreement confirming such undisputed error and then Landlord shall make a correcting payment in full to Tenant within thirty (30) days after the determination of the amount of such error or credit such amount against future Additional Rent if Tenant overpaid such amount, and Tenant shall pay Landlord within thirty (30) days after the determination of such error if Tenant underpaid such amount.
     (c) To the extent not otherwise of public record or otherwise readily available without disclosure by Tenant, all of the information obtained through Tenant’s inspection with respect to financial matters (including, without limitation, costs, expenses and income) and any other matters pertaining to Landlord, the Leased Premises, the Building and/or the Park as well as any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of the inspection shall be held in strict confidence by Tenant and its officers, agents, and employees; and Tenant shall cause its independent professionals to be similarly bound. The obligations within the preceding sentence shall survive the expiration or earlier termination of the Lease.
ARTICLE 4 — SECURITY DEPOSIT
     Intentionally Omitted
ARTICLE 5 — OCCUPANCY AND USE
     Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord.
     Section 5.02. Covenants of Tenant Regarding Use.
     (a) Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants that encumber the Building that are made know to Tenant by written notice from Landlord and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including the Building Rules and Regulations attached hereto as Exhibit E and made a part hereof, as may be modified from time to time by Landlord on reasonable notice to Tenant. Landlord shall make commercially reasonable efforts to uniformly enforce any rules and regulations as to all tenants of the Building.
     (b) Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of Landlord’s directions, rules and regulations, but agrees that any enforcement thereof shall be done uniformly. Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged.
     Section 5.03. Landlord’s Rights Regarding Use. Without limiting any of Landlord’s rights specified elsewhere in this Lease (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper, and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times upon reasonable notice (except in the event of an emergency where no notice shall be required) for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant’s compliance with this Lease), showing the same to prospective purchasers, mortgagees or tenants during the last twelve (12) months of the Lease Term or otherwise agreed upon by the parties, and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor. Notwithstanding the foregoing, Landlord shall make commercially reasonable efforts to minimize interference with Tenant’s access or use of the Leased Premises when exercising its rights under this Section 5.03.

ARTICLE 6 — UTILITIES AND OTHER BUILDING SERVICES
     Section 6.01. Services to be Provided. Provided Tenant is not in default, Landlord shall furnish to Tenant, except as noted below, the following utilities and other services to the extent reasonably necessary for Tenant’s use of the Leased Premises for the Permitted Use, or as may be required by law or directed by governmental authority:
     (a) Heating, ventilation and air-conditioning (“HVAC”) between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturday of each week except on legal holidays. Tenant shall pay for any after-hours HVAC use in the Leased Premises;
     (b) Electrical current not to exceed four (4) watts per square foot;
     (c) Water in the Common Areas for lavatory and drinking purposes;
     (d) Automatic passenger elevator service to be used by Tenant in common with other tenants. Landlord may restrict Tenant’s use of the elevators for freight purposes to hours reasonably determined by Landlord;
     (e) Cleaning and janitorial service in the Leased Premises and Common Areas in accordance with the janitorial specifications attached hereto and made a part hereof as Exhibit D (“Janitorial Specifications”), which are subject to change from time to time, on Monday through Friday of each week except legal holidays; provided, however, Tenant shall be responsible for carpet cleaning other than routine vacuuming;
     (f) Washing of windows at intervals reasonably established by Landlord;
     (g) Replacement of all lamps, bulbs, starters and ballasts in Building standard lighting as required from time to time as a result of normal usage; and
     (h) Maintenance of the Common Areas, including the removal of rubbish, ice and snow.
     Section 6.02. Additional Services.
     (a) If Tenant requests utilities or building services in addition to those identified above, or if Tenant uses any of the above utilities or services in frequency, scope, quality or quantity substantially greater than that which Landlord reasonably determines is normally required by other tenants in the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or services. In the event Landlord is able to and does furnish such additional utilities or services, the costs thereof (which shall be deemed to mean the cost that Tenant would have incurred had Tenant contracted directly with the utility company or service provider) shall be borne by Tenant, who shall reimburse Landlord monthly, after receipt of an itemized invoice from Landlord for the same as Additional Rent. Except as otherwise provided in Section 3.05, Landlord shall also have the right to submeter or separately meter the Leased Premises at Tenant’s sole cost, and Tenant shall pay such utilities based on the submeter or separate meter.
     (b) If any lights, density of staff, machines or equipment used by Tenant in the Leased Premises materially affect the temperature otherwise maintained by the Building’s air-conditioning system or generate substantially more heat in the Leased Premises than that which would normally be generated by other tenants in the Building or by tenants in comparable office buildings making the same use thereof as the Permitted Use hereunder, then Landlord shall have the right to install any machinery or equipment that Landlord considers reasonably necessary in order to restore the temperature balance between the Leased Premises and the rest of the Building, including, without limitation, equipment that modifies the Building’s air-conditioning system. All costs expended by Landlord to install any such machinery and equipment and any additional costs of operation and maintenance in connection therewith shall be borne by Tenant, who shall reimburse Landlord for the same as provided in this Section 6.02.
     Section 6.03. Interruption of Services. Tenant acknowledges and agrees that any one or more of the utilities or other services identified in Sections 6.01 or 6.02 or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord’s control, or may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made, which shall be made as promptly and diligently as commercially reasonable. Except as expressly provided in this Section 6.03, Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. Notwithstanding the foregoing, in the event that (i) an interruption of utility service to the Leased Premises is due to Landlord’s negligence or intentional wrongful acts and (ii) the restoration of such utility service is entirely within Landlord’s control and (iii)

such interruption renders all or a portion of the Leased Premises untenantable (meaning that Tenant is unable to use, and does not use, such space in the normal course of its business for the Permitted Use) for more than three (3) consecutive business days, then Tenant shall promptly notify Landlord in writing that Tenant intends to abate rent. If service has not been restored prior to the expiration of such three (3) consecutive business days, then Minimum Annual Rent shall abate proportionately with respect to the portion of the Leased Premises rendered untenantable on a per diem basis for each day after such three (3) consecutive business-day period during which such portion of the Leased Premises remains untenantable. Notwithstanding the foregoing, no restoration of services shall be deemed to have occurred unless the restored services are continuously operational for three (3) consecutive business days. Such abatement shall be Tenant’s sole remedy for Landlord’s failure to restore service as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise), except for said abatement, as a result thereof.
ARTICLE 7 — REPAIRS, MAINTENANCE AND ALTERATIONS
     Section 7.01. Repair and Maintenance of Building. Landlord shall make all necessary repairs and replacements to the roof, exterior walls, exterior doors, windows, corridors and other Common Areas, and Landlord shall keep the Building in a clean and neat condition and use reasonable efforts to keep all equipment used in common with other tenants in good condition and repair. The cost of such repairs, replacements and maintenance shall be included in Operating Expenses to the extent provided in Section 3.02; provided however, to the extent any such repairs, replacements or maintenance are required because of the negligence, misuse or default of Tenant, its employees, agents, contractors, customers or invitees, Landlord shall make such repairs at Tenant’s sole expense.
     Section 7.02. Repair and Maintenance of Leased Premises. Landlord shall keep and maintain the Leased Premises in good condition and repair. The cost of such repairs and maintenance to the Leased Premises shall be included in Operating Expenses; provided however, to the extent any repairs or maintenance are required in the Leased Premises because of the negligence, misuse or default of Tenant, its employees, agents, contractors, customers or invitees or are made at the specific request of Tenant, Landlord shall make such repairs or perform such maintenance at Tenant’s sole expense. Notwithstanding the above, Tenant shall be solely responsible for any repair or replacement with respect to Tenant’s Property (as defined in Section 8.01 below) located in the Leased Premises. Nothing in this Article 7 shall obligate Landlord or Tenant to repair normal wear and tear to any paint, wall covering or carpet in the Leased Premises.
     Section 7.03. Alterations. Except for the construction of the Tenant Improvements in accordance with Section 2.02, Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing with the exception of alterations or improvements not exceeding One Hundred Thousand and No/100 Dollars ($100,000.00) in any one calendar year during the Lease Term which do not affect the structure, mechanical systems or electrical systems of the Building (the “Minor Alterations”). In situations where Landlord’s prior approval is not so required, Tenant shall promptly notify Landlord with respect to such alterations and furnish Landlord with architectural drawings regarding same, the review of which, if made by Landlord, shall be without charge or cost to Tenant. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord’s option become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord’s consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien. Except for Minor Alterations (as defined above), Tenant agrees that at Tenant’s option, all work on any alterations to the Leased Premises shall be performed by either (i) Duke Construction Limited Partnership or a subsidiary or affiliate of Landlord (“DCLP”), who shall receive a fee as Landlord’s construction manager or general contractor, or (ii) an experienced and reputable contractor approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed).
ARTICLE 8 — INDEMNITY AND INSURANCE
     Section 8.01. Release. All of Tenant’s trade fixtures, merchandise, inventory and all other personal property in or about the Leased Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as “Tenant’s Property”), shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord from (a) any and all liability for theft or damage to Tenant’s Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Common Areas, except to the extent of personal injury (but not property loss or damage) caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.
     Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant’s agents, employees, contractors, customers or invitees in or about the Leased Premises, the Building or the Common Areas, (b) arising out of or relating to any of Tenant’s Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent of personal injury (but not property loss or damage) caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.
     Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.
     Section 8.04. Tenant’s Insurance.
     (a) During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:
          (i) Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Leased Premises and Tenant’s use thereof against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $5,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies (“Tenant’s GLI”).
          (ii) Property Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of Tenant’s Property and betterments (including alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall include an agreed amount endorsement waiving coinsurance limitations.
          (iii) Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by applicable law.
          (iv) Business Interruption Insurance. Business Interruption Insurance, in amounts and for occurrences reasonably deemed necessary by Tenant; provided, however, that Tenant acknowledges that Landlord is released from any liability arising during the term of the Lease that would have been covered by business interruption insurance, if Tenant had carried such insurance.
     (b) Tenant’s GLI required by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best’s rating of A IX or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days’ prior written notice to Landlord. In addition, Tenant’s GLI shall protect Tenant and Landlord as their interests may appear, naming Landlord, Landlord’s managing agent, and any mortgagee requested by Landlord, as additional insureds. On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within ten (10) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 or ACORD 25-S (or other evidence of insurance reasonably acceptable to Landlord), evidencing Tenant’s GLI coverage, together with a copy of the endorsements to Tenant’s GLI policy evidencing primary and non-contributory coverage offered to the appropriate additional insureds. Promptly following Tenant’s receipt of a request from Landlord, Tenant shall provide Landlord with copies of all insurance policies, including all endorsements, evidencing the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand, following Tenant’s receipt of an itemized invoice therefore, for the cost thereof as Additional Rent. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.
     Section 8.05. Landlord’s Insurance. During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):
     (a) Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket, contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $5,000,000, for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.
     (b) Property Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant’s Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.
     Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii) and 8.05(b) above. The special form coverage insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.
ARTICLE 9 — CASUALTY
     In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees promptly to restore and repair same; provided, however, Landlord’s obligation hereunder with respect to the Leased Premises shall be limited to the reconstruction of such of the Tenant Improvements required to be made by Landlord pursuant to Section 2.02 above, if any. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage. Notwithstanding the foregoing, in the event the Building or the Leased Premises should be totally or substantially destroyed or damaged as provided herein, then within thirty (30) days following the date of such destruction or damage, Landlord will provide Tenant with written notice, stating Landlord’s good faith estimate of the length of time necessary for reconstruction and restoration. If Landlord reasonably and in good faith determines that the reconstruction and restoration will take more than one hundred eighty (180) days from the date of casualty to substantially complete, either party shall be entitled to terminate this Lease upon thirty (30) days prior written notice to the other party. Upon such termination, both parties shall be released from all liability hereunder, except for any right or obligation arising prior to the date of such termination or which survives termination hereof. However, if neither party terminates within such thirty (30) day period, Landlord shall promptly thereafter commence and diligently perform the necessary reconstruction. If, after undertaking such reconstruction, the Leased Premises are not restored to a stage where Tenant can use the Leased Premises for the Permitted Use within the one hundred eighty (180) day period, as extended as a result of Force Majeure or Tenant Delays (as hereinafter defined), Tenant shall be entitled to terminate this Lease upon written notice delivered to Landlord within thirty (30) days after the 180-day period. Upon such termination, both parties shall be released from all liability hereunder, except for any right or obligation arising prior to the date of such termination or which survives termination hereof. Tenant waives any right under applicable laws inconsistent with the terms of this paragraph.

ARTICLE 10 — EMINENT DOMAIN
     If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Leased Premises or common areas shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount is not subtracted from Landlord’s award.
ARTICLE 11 — ASSIGNMENT AND SUBLEASE
     Section 11.01. Assignment and Sublease.
     (a) Except to a Permitted Transferee (as hereinafter defined), Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent. In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder, and any extension, expansion, rights of first offer, rights of first refusal or other options granted to Tenant under this Lease shall be rendered void and of no further force or effect. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease.
     (b) Except to a Permitted Transferee, by way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord’s reasonable opinion (i) the Leased Premises are or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder, or (iv) the prospective assignee or subtenant is a current tenant of the Building or has previously viewed the Building as a prospective tenant thereof. Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is publicly advertised to be less than the then current rent for similar premises in the Building. If Landlord refuses to give its consent to any proposed assignment or subletting and Tenant does not withdraw its request for such consent within fifteen (15) days following Tenant’s receipt of Landlord’s written refusal to give such consent, Landlord may, at its option, within thirty (30) days after receiving a request to consent, terminate this Lease by giving Tenant thirty (30) days prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease.
     (c) Except to a Permitted Transferee, if Tenant shall make any assignment or sublease, with Landlord’s consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt, after first paying from such excess the reasonable and customary costs and expenses incurred by Tenant in connection with such subleasing or assignment. Tenant agrees to pay Landlord $500.00 for reasonable accounting and attorneys’ fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Leased Premises as consideration for Landlord’s consent.
     Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord’s consent, but upon ten (10) days prior notice to Landlord, to (a) sublet all or part of the Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; (b) assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; or (c) effectuate any public offering of Tenant’s stock on the New York Stock Exchange or in the NASDAQ over the counter market, provided that in the event of a transfer pursuant to clause (b), the tangible net worth after any such transaction is not less than the tangible net worth of Tenant as of the date of the transfer, and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity hereinafter referred to as a “Permitted Transferee”). For the purpose of this Article 11 (i) “control” shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) “tangible net worth” shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord’s prior written consent pursuant to Section 11.01 above.
ARTICLE 12 — TRANSFERS BY LANDLORD
     Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder after the date of such conveyance.
     Section 12.02. Estoppel Certificate. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.
     Section 12.03. Subordination. Landlord shall have the right to subordinate this Lease to any mortgage, deed to secure debt, deed of trust or other instrument in the nature thereof, and any amendments or modifications thereto (collectively, a “Mortgage”) presently existing or hereafter encumbering the Building by so declaring in such Mortgage. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease. Notwithstanding the foregoing, if the holder of the Mortgage shall take title to the Leased Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Leased Premises as provided for in this Lease so long as Tenant is not in Default.
     Section 12.04. Non-Disturbance. Landlord represents that, as of the Commencement Date, the Building will not be encumbered by a mortgage, deed to secure debt, deed of trust or other instrument in the nature thereof. Simultaneously with Landlord’s request to Tenant to execute a subordination agreement pursuant to this Section 12.03 or upon Tenant’s written request, Landlord shall use commercially reasonable efforts to secure a non-disturbance agreement from any future mortgagee, in a form reasonable acceptable to Tenant and Tenant’s attorneys.
ARTICLE 13 — DEFAULT AND REMEDY
     Section 13.01. Default. The occurrence of any of the following shall be a “Default”:
     (a) Tenant fails to pay any Monthly Rental Installments or Additional Rent within five (5) days after the same is due.
     (b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.
     (c) Intentionally Omitted.
     (d) Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.
     (e) All or substantially all of Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation, except in the instance of such termination that is the result of a consolidation or merger permitted pursuant to Section 11.02.
In addition to the defaults described above, the parties agree that if Tenant receives written notice of a violation of the performance of any (but not necessarily the same) term or condition of this Lease three (3) or more times during any twelve (12) month period, regardless of whether such violations are ultimately cured, then such conduct shall, at Landlord’s option, represent a separate Default.
     Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:
     (a) Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action.
     (b) Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, and Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may (i) re-let all or any part thereof to a person or entity that is not an affiliate of Landlord for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, but in any event on commercially reasonable terms, whereupon Tenant, to the extent permitted by law, shall be immediately obligated to pay to Landlord an amount equal to the present value (discounted at the Prime Rate) of the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term (the “Accelerated Rent Difference”), or (ii) to the extent permitted by law, without re-letting, declare the present value (discounted at the Prime Rate) of all rent which would have been due under this Lease for the balance of the Lease Term to be immediately due and payable as liquidated damages (the “Accelerated Rent”). Upon termination of possession, Tenant shall be obligated to pay to Landlord (A) the Accelerated Rent Difference or the Accelerated Rent, whichever is applicable, (B) all loss or damage that Landlord may sustain by reason of Tenant’s Default (“Default Damages”), which shall include, without limitation, expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers’ commissions and attorneys’ fees, and (C) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the “Prior Obligations”).
     (c) Landlord may terminate this Lease and declare, to the extent permitted by law, the Accelerated Rent to be immediately due and payable, whereupon Tenant shall be obligated to pay to Landlord (i) the Accelerated Rent, (ii) all of Landlord’s Default Damages, and (iii) all Prior Obligations. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection (c) shall survive termination.
     (d) Landlord and Tenant acknowledge and agree that, to the extent permitted by law, the payment of the Accelerated Rent Difference or the Accelerated Rent as set above shall not be deemed a penalty, but merely shall constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. Neither the filing of a dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.
     (e) Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.
     Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease (except as provided in Paragraph 3 of Exhibit B attached hereto) or withhold, offset or abate (except for any abatement specifically provided in Section 6.03 and Article 9) any sums due hereunder.
     Section 13.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.
     Section 13.05. Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.
     Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord or Tenant engages outside counsel to exercise its remedies hereunder, and then Tenant or Landlord cures such monetary Default, then as applicable, Tenant or Landlord shall pay to the other party, on demand, all expenses incurred by the applicable party as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred. Notwithstanding the foregoing, if both Landlord and Tenant are alleged to be a defaulting party by the other party, then the attorney’s fees shall be awarded to the party the court determines prevailed more substantially on its claim.
ARTICLE 14 — LANDLORD’S RIGHT TO RELOCATE TENANT
[INTENTIONALLY OMITTED]
ARTICLE 15 — TENANT’S RESPONSIBILITY REGARDING
ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES
     Section 15.01. Environmental Definitions.
     (a) “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.
     (b) “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws and petroleum products.
     Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the highest standards prevailing in the industry.
     Section 15.03. Notices, Affidavits, Etc. Promptly after Tenant has actual knowledge, Tenant shall promptly (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within five (5) days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

     Section 15.04. Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.
     Section 15.05. Existing Conditions. Landlord represents that Landlord will not knowingly use asbestos or other Hazardous Substances in the construction of the Building or the Tenant Improvements in violation of Environmental Laws. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Leased Premises by Tenant) except to the extent Tenant exacerbates the same.
ARTICLE 16 — MISCELLANEOUS
     Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.
     Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State where the Building is located.
     Section 16.03. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the commercially reasonable period of any delay in the performance of any obligation hereunder when such delay is occasioned by strikes; acts of God; casualties; action or non-action of utilities or of local, state or federal governments not caused by Landlord or its contractors or representatives, including the failure to issue necessary permits and approvals for the subject portion of the Tenant Improvement Work, provided Landlord timely applies for and diligently pursues the issuance of the same; governmental restrictions; labor or material shortages; or other causes beyond its reasonable control, including but not limited to unusual weather conditions, taking into account the locale of the Building and normal construction practices in such locale (collectively, Force Majeure Delay(s)”). Notwithstanding the foregoing, Force Majeure Delays shall not apply to the time within which interruption in service must be restored as provided in Section 6.03.
     Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein. The offer by Tenant will be irrevocable until 6:00 p.m. EST, fifteen (15) days after the date Landlord receives the Lease executed by Tenant.
     Section 16.05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.
     Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, return receipt requested, to the party who is to receive such notice at the address specified in Section 1.01(l). If sent by overnight courier, the notice shall be deemed to have been given one (1) day after sending. If mailed, the notice shall be deemed to have been given on the date of acknowledged receipt or refusal thereof. Either party may change its address by giving written notice thereof to the other party.
     Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

     Section 16.08. Financial Statements. In the event Tenant is no longer a publicly traded company, Tenant shall provide to Landlord, within thirty (30) days after written request from Landlord, a copy of Tenant’s most recent financial statements prepared as of the end of Tenant’s applicable fiscal year. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied.
     Section 16.09. Representations and Warranties.
     (a) Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.
     (b) Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.
     Section 16.10. Signage. Landlord, at its cost and expense, shall provide Tenant with Building standard signage on the main Building directory and at the entrance to the Leased Premises. Any changes requested by Tenant to the initial directory or suite signage shall be made at Tenant’s sole cost and expense and shall be subject to Landlord’s approval. Landlord may install such other signs, advertisements, notices or tenant identification information on the Building directory, tenant access doors or other areas of the Building, as it shall deem necessary or proper. Tenant shall not place any exterior signs on the Leased Premises or interior signs visible from the exterior of the Leased Premises without the prior written consent of Landlord. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section 16.10.
     Provided that (i) Tenant is not in Default hereunder, and (ii) Tenant complies with all applicable agreements, ordinances, codes, rules, regulations and laws (including, without limitation, the Park declaration), Tenant shall have the non-exclusive right to install a sign in the upper most position on the monument signage, if any, servicing the Building. Tenant shall pay for its sign on the monument sign. The sign shall be installed, maintained and repaired by Tenant at its sole cost and expense and shall comply with all laws and municipal codes. Tenant shall pay its proportionate share for maintaining and repairing the monument sign. Landlord shall have the right to approve the sign, including the location, size, color and style, which approval shall not be unreasonably withheld. Upon the expiration or early termination of this Lease, Tenant shall remove the sign and repair any damage caused by such removal at Tenant’s sole cost and expense.
     Section 16.11. Parking. During the Lease Term, Tenant shall have the right to the use of ten (10) reserved parking spaces in the lower level parking garage of the Building at no cost to Tenant, which lower level parking garage shall be accessed by key cards. Landlord shall supply Tenant with ten (10) key cards. Any replacement key cards requested by Tenant shall be provided at Tenant’s cost and expense. The location of said reserved parking spaces in the lower level parking garage of the Building shall be determined by Landlord, at its reasonable discretion. Landlord agrees not to overburden the reserved parking spaces in a manner that will impact Tenant’s use of the reserved parking spaces and agrees to cooperate with Tenant and, if applicable, other tenants in the use of such reserved parking facilities. Landlord shall have the right, at its sole discretion, to relocate the reserved parking spaces within the lower level parking garage of the Building at any time. Under no circumstances shall Landlord have the obligation to patrol the reserved parking spaces or enforce Tenant’s exclusive right to use the reserved spaces, and Landlord shall incur no liability to Tenant if people without the right to do so park in the reserved spaces. Only one (1) vehicle shall be parked in each space at any one time. Tenant shall be entitled to the non-exclusive use of the parking spaces designated for the Building by Landlord. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right in its absolute discretion to determine whether parking facilities are becoming crowded and, in such event, to allocate parking spaces between Tenant and other tenants. There will be no assigned parking unless Landlord, in its sole discretion, deems such assigned parking advisable. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant’s employees, contractors or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. There shall be no parking permitted on any of the streets or roadways located within the Park. In addition, Tenant agrees that its employees will not park in the spaces designated visitor parking.

     Section 16.12. Consent. Where the consent or authorization of a party is required, such consent will not be unreasonably withheld, conditioned or delayed.
     Section 16.13. Time. Time is of the essence of each term and provision of this Lease.
     Section 16.14. Patriot Act. Each of Landlord and Tenant, each as to itself, hereby represents its compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (“Executive Order”). Each of Landlord and Tenant further represents (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.
     Section 16.15. Americans With Disabilities Act. The parties agree that the liabilities and obligations of Landlord and Tenant under that certain federal statute commonly known as the Americans With Disabilities Act (42 U.S.C. 12101 et seq.) as well as the regulations and accessibility guidelines promulgated thereunder as each of the foregoing is supplemented or amended from time to time (collectively, the “Act”) shall be apportioned as follows:
     (a) Tenant shall be responsible for all future alterations, additions or improvements to the Leased Premises, excluding structural, in order to bring the Leased Premises in compliance with the Act during the term of the Lease, which requirement of compliance is caused by the Permitted Use or a change of use of the Leased Premises by Tenant or to accommodate any employee or customer of Tenant or any applicant for employment with Tenant. In the event that at any time during the term of the Lease, Tenant is required by the Act to make any alterations or modifications within the Leased Premises in order to accommodate any employee or customers of Tenant or any applicant for employment with Tenant, Landlord agrees that Tenant shall have the right, at Tenant’s sole expense, to alter or modify the Leased Premises so as to comply with the Act, so long as such alteration or modification does not affect the structural integrity of the Building. Such alterations are subject to the terms and conditions of Article 7 of the Lease and the reasonable approval by Landlord of the plans and specifications therefor.
     (b) Landlord shall be responsible for the compliance of all modifications to the Common Areas within and associated with the Building (specifically including any parking areas, driveways or other outdoor common areas associated with the Building) required in order to bring said Common Areas in compliance with the provisions of said Act, as the same may be modified from time to time. Any such modifications by Landlord shall be such as Landlord deems necessary in its sole discretion, to bring the Common Areas into compliance with the Act.
     Section16.16. Option to Extend.
     (a) Grant and Exercise of Option. Provided that (i) no default has occurred and is then continuing and (ii) the creditworthiness of Tenant is then reasonably acceptable to Landlord, Tenant shall have one (1) option to extend the Lease Term for one (1) additional period of five (5) years (the “Extension Term”). The Extension Term shall be upon the same terms and conditions contained in the Lease except (x) Tenant shall not have any further option to extend, (y) any improvement allowances or other concessions applicable to the Leased Premises under the Lease shall not apply to the Extension Term, and (z) the Minimum Annual Rent shall be adjusted as set forth herein (“Rent Adjustment”). Tenant shall exercise such option by delivering to Landlord, no later than twelve (12) months prior to the expiration of the current Lease Term, written notice of Tenant’s desire to extend the Lease Term. Tenant’s failure to properly exercise such option shall be deemed a waiver of such option. If Tenant properly exercises its option to extend, Landlord shall notify Tenant of the Rent Adjustment no later than thirty (30) days after Landlord’s receipt of Tenant’s notice. Tenant shall be deemed to have accepted the Rent Adjustment if it fails to deliver to Landlord a written objection thereto within thirty (30)days after receipt thereof. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease (or, at Landlord’s option, a new lease on the form then in use for the Building) reflecting the terms and conditions of the Extension Term within thirty (30) days after Tenant’s acceptance (or deemed acceptance) of the Rent Adjustment.
     (b) Rent Adjustment. The Minimum Annual Rent for the applicable Extension Term shall be an amount equal ninety-five percent (95%) of the Minimum Annual Rent then being quoted by Landlord to prospective renewal tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the Park, provided, however, that if Tenant delivers to Landlord a written objection to Landlord’s calculation of the Rent Adjustment within thirty (30) days after Tenant’s receipt of Landlord’s determination of the Rent Adjustment, and the parties cannot agree on a Rent Adjustment within ten (10) days after Tenant’s written objection then Tenant may retract its exercise of its option to extend, or Tenant may choose arbitration to determine the Rent Adjustment. If Tenant chooses arbitration, Tenant shall give Landlord written notice of its desire to seek arbitration within three (3) days after expiration of such ten (10) day period (“Arbitration Notice”). Within ten (10) days after Tenant provides Landlord with its Arbitration Notice, the parties shall each appoint an appraiser to determine the Rent Adjustment for the Leased Premises. Each appraiser so selected shall be either an MAI appraiser or a licensed real estate broker, each having at least ten (10) years prior experience in the appraisal or leasing of comparable space in the metropolitan area in which the Leased Premises are located and with a working knowledge of current rental rates and practices. In the determination of the Rent Adjustment, each appraiser shall take into account the then existing condition of the Building and Leased Premises, an arms-length transaction between a willing landlord and tenant in the office space market (taking into account the Building and Common Areas only) at the time of the commencement of the Extension Term, and considering (i) the size, location, area and view of the Leased Premises, (ii) the creditworthiness of Tenant, (iii) the five (5) year nature of the Extension Term, (iv) the Additional Rent and other provisions of this Lease, other than Minimum Annual Rent, (v) the absence of tenant improvement allowances, brokerage fees, moving costs or expenses, free rent or any other tenant concessions which might otherwise be afforded by landlords to tenant in connection with new lease or renewals in the market, the absence of the benefits of which market tenant concessions shall instead be factored into the determination of Rent Adjustment, and (vi ) the location and quality of the Building. If the two appraisers cannot agree upon the Rent Adjustment for the Leased Premises within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the above criteria. Once the third appraiser has been selected as provided for above, then such third appraiser shall within ten (10) days after appointment make its determination of the Rent Adjustment. The average of the two closest determinations of the Rent Adjustment shall be used as the Minimum Annual Rent for the applicable Extension Term and shall be binding on both Landlord and Tenant. Notwithstanding anything contained herein to the contrary, in no event shall the Minimum Annual Rent for the Extension Term be less than the Minimum Annual Rent for the last year of the initial Lease Term. Landlord and Tenant shall each bear the cost of its appraiser and shall share the cost of the third. If Tenant fails to provide the Arbitration Notice as provided above, then Tenant’s exercise of its option to extend shall be deemed retracted.
     Section 16.17. Rooftop Installation.
     (a) Roof Area. “Roof Area” shall mean the surface of the roof of the Building depicted on Exhibit F attached hereto.
     (b) Dish. “Dish” shall mean one (1) satellite dish ( ____ inches in diameter) and related equipment as more particularly set forth on Exhibit G attached hereto.
     (c) License of Roof Area. Provided Tenant is not in Default hereunder, and provided further that Tenant complies with all zoning and other municipal and county rules and regulations, and all applicable restrictions of record, Tenant shall have the right, at its own cost and expense and subject to the terms hereof, to install, operate and maintain the Dish on the Roof Area, so long as the Dish is used exclusively for Tenant’s use and not sold to or utilized in any manner by a third party. Tenant shall pay Landlord a rental rate of Zero Dollars ($0.00) per month (the “Rooftop License Fee”) (prorated for any partial month) payable to Landlord as additional rent hereunder on the first day of each month commencing upon installation of the Dish (the “Dish Commencement Date”). Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install and operate the Dish. Copies of such permits and licenses shall be provided to Landlord.
     (d) Installation of the Dish.
          (i) The size, location, design and manner of installation of the Dish and all related wiring shall be designated and approved by Landlord. After obtaining written approval of Landlord, Tenant shall have reasonable access to the roof for installation and maintenance of the Dish and shall have the right to install all reasonable wiring related thereto. However, unless otherwise approved by Landlord in writing, in no event shall Tenant be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Dish. Tenant represents and warrants that the installation and maintenance of the Dish will not cause any damage to the structural portions of the Building. Tenant shall be responsible for repairing any such damage to the structure.
          (ii) Tenant shall use the roofing company specified by the Landlord to perform any work affecting the roof, provided the costs charged by such roofer are competitive with charges for similar services within the same geographic region. Tenant shall match as nearly as possible the color of the Dish to the existing facade of the Building. All cable runs, conduit and sleeving shall be installed in a good workmanlike manner. Cables and transmission lines shall be routed and attached in accordance with current, state of the art industry practices. The Dish shall be identified with permanently marked, weather proof tags at the following locations: (i) at each antenna bracket; (ii) at the transmission line building entry point; (iii) at the interior wall feed through or any other transmission line exit point; and (iv) at any transmitter combiner, duplexer, or multifed receive port. In addition, all Tenant telephone blocks, demarcs, and cables shall be clearly identified with the Tenant’s name, type of line, and circuit number.
          (iii) Tenant shall install, operate and maintain the Dish in accordance with all federal, state and local laws and regulations. Prior to installation of the Dish, Tenant shall, on behalf of the installer, provide Landlord with a certificate of insurance reasonably satisfactory to Landlord.
     (e) Roof Work. If, during the Lease Term, as the same may be extended, Landlord needs to perform maintenance work to Landlord’s equipment on the roof of the Building or repair or replace the roof of the Building (“Roof Work”), Tenant agrees to cooperate and work with Landlord (at Tenant’s sole cost and expense) to achieve said Roof Work. Landlord agrees to provide at least thirty (30) days’ notice to Tenant of its intention to perform the Roof Work; except in the case of emergency Roof Work in which case Landlord shall give as much notice as possible under the circumstances. Such Roof Work may require the relocation of any portion of the Dish at Tenant’s cost and expense or Tenant’s installation of temporary equipment. Moreover, if a temporary relocation of the Dish is required to accommodate the Roof Work, Landlord agrees to exercise commercially reasonable efforts to identify a technically feasible alternative location for the relocation portion of the Dish which will not impede the Roof Work. Notwithstanding the foregoing, Landlord does not warrant and represent that in all circumstances that an alternative location will be available and, consequently, Landlord’s obligation to provide such alternative location is subject to the availability of such space and under no circumstances shall Landlord be liable to Tenant for any consequential damages as a result of such relocation including, but not limited to, loss of business income or opportunity. Notwithstanding the foregoing, Tenant shall move the Dish back to its original location after the Roof Work is completed unless the parties agree to utilize the relocated area permanently.
     (f) Interference. Tenant shall not use the Roof Area or the Dish in any way that interferes with the use and enjoyment of the Property by: (i) Landlord, (ii) tenants or licensees of Landlord leasing or licensing space in the Building primarily for the same or similar use as a majority of the other tenants or licensees in the Building and which is consistent with the purpose for which the Building is operated (“Building Tenants”), or (iii) tenants or licensees of Landlord who commenced occupancy at the Building on a date which precedes the Dish Commencement Date, and who are leasing or licensing space from Landlord and using the Property as a communications transmitting or receiving site (“Existing Licensees”). The operation of the Dish shall not interfere with the maintenance or operation of the Building, including but not limited to the roof, MATV, CATV or other video systems, HVAC systems, electronically controlled elevator systems, computers, telephone systems, or any other system serving the Building and/or its occupants. The operation of the Dish shall not interfere with radio or telecommunication equipment installed by telecommunication service providers at the Building prior to the Dish Commencement Date. Tenant shall indemnify Landlord and hold Landlord harmless from all expenses, costs, damages, loss, claims or other expenses and liabilities arising from any such interference. Tenant agrees to cease all operations (except for testing as approved by Landlord) within twenty-four (24) hours of receipt of notice from Existing Licensees of such interference and to continue to cease all operations until the interference has been corrected to the sole satisfaction of the Landlord. If such interference has not been corrected within thirty (30) days, Landlord may require Tenant to remove the specific items from the Dish causing such interference. All operations by Tenant shall be lawful and in compliance with all FCC rules and regulations. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference which Landlord determines or reasonably believes is being caused by the Dish or Tenant’s use thereof.
     (g) Emergencies. Notwithstanding the foregoing, if an emergency situation exists which Landlord reasonably determines, in its sole discretion, to be attributable to the Dish, Landlord shall immediately notify Tenant verbally, who shall act diligently and expediently to remedy the emergency situation. Should Tenant fail to so remedy the emergency situation or should Landlord reasonably determine that the response time by Tenant is not adequate given the nature of the emergency, Landlord may then shut down the Dish and Tenant shall have no recourse against Landlord as a result of such action.
     (h) Removal of the Dish upon Termination. Following any termination or expiration of this Lease, Tenant shall remove all of the Dish from the Building. In performing such removal, Tenant shall restore the Roof Area and any personal property and fixtures thereon to as good a condition as they were prior to the installation or placement of the Dish, reasonable wear and tear excepted. If Tenant fails to remove the Dish within thirty (30) days after expiration or earlier termination of this Lease, Landlord may remove and dispose of the Dish and Tenant shall reimburse Landlord for the costs of such removal and restoration of the Roof Area. Moreover, Landlord may deem the Dish abandoned in which event the Dish shall become Landlord’s property. This subsection (H) shall survive the expiration or earlier termination of the Lease.
     (i) Utilities. Tenant shall be responsible for obtaining and paying for all utilities to operate the Dish.
     (j) Tenant’s Right to Discontinue Use. Tenant reserves the right to discontinue its use of the Dish at any time prior to the termination of the Lease or any renewal or extension thereof for any reason whatsoever, provided that Tenant gives thirty (30) days prior written notice thereof to Landlord.
     (k) Indemnification. Any language in the Lease notwithstanding, Landlord shall not be liable and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, damages (including but not limited to personal injury, death, or property damages), costs, expenses, and attorneys’ fees incurred by Landlord arising from any Dish related cause whatsoever, including those arising from the installation, use, maintenance and removal thereof.
     (l) Rooftop License Fee for Extension Term. In the event Tenant exercises its option to extend the Lease Term as provided in Section 16.16 of the Lease, Landlord and Tenant hereby acknowledge and agree that the Rooftop License Fee shall be increased by fifteen percent (15%) for the Extension Term.
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     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

DUKE REALTY LIMITED PARTNERSHIP,
an Indiana limited partnership

By:		Duke Realty Corporation,
an Indiana corporation, its general partner,
d/b/a Duke Realty of Indiana Corporation

	By:	/s/ Steven W. Schnur

Steven W. Schnur
Senior Vice President

TENANT:

AKORN, INC.,
a Louisiana corporation

By:		/s/ Arthur S. Przybyl

Name:		Arthur S. Przybyl
Title:		President & CEO

STATE OF	Illinois	)
) SS:
COUNTY OF	Kane	)
     Before me, a Notary Public in and for said County and State, personally appeared Art Przybyl, by me known to be the President and CEO of Akorn, Inc., a Louisiana corporation, who acknowledged the execution of the foregoing “Office Lease” on behalf of said corporation.
     WITNESS my hand and Notarial Seal this 21st day of December 2006.
     /s/ Neill E. Shanahan
Notary Public
     Neill E. Shanahan
(Printed Signature)
My Commission Expires: 08/7/2007
My County of Residence: Kane

EXHIBIT A
SITE PLAN OF LEASED PREMISES
[TO BE ADDED]
Exhibit A

EXHIBIT B
BUILDING SHELL AND TENANT IMPROVEMENTS
     1. Landlord’s Obligations. Landlord shall enter into a contract with or otherwise cause Duke Construction Limited Partnership or some other subsidiary or affiliate of Landlord (“Contractor”) to construct and install (i) those certain improvements (“Shell Work”), substantially in accordance with the specifications listed on the attached Exhibit B-1 (“Shell Specifications”), at Landlord’s sole cost and expense, and (ii) the tenant improvements pursuant to this Exhibit B (“Tenant Improvements”), substantially in accordance with the CD’s (as hereinafter defined), at Landlord’s sole cost and expense, except as set forth herein. Other than supervisory work, Landlord acknowledges that no portion of the Tenant Improvement Work (as hereinafter defined) shall be performed by Contractor, but shall be performed entirely by subcontractors (“Subcontractors”). Landlord shall cause Contractor to enter into separate contracts with each Subcontractor for the Shell Work and the Tenant Improvement Work. For purposes of this Exhibit B, “Tenant Improvement Work” shall mean the construction, labor, supplies, materials and equipment and delivery of such supplies, materials and equipment and such other services as specifically set forth on the CD’s for the construction and installation of the Tenant Improvements. Landlord shall cause Contractor to perform the Tenant Improvement Work in the time period, in the manner and by the standards set forth in the Lease.
     2. Tenant Improvements Construction Drawings, Cost Statement and Allowance.
          (a) Space Plan/Design Costs. Promptly following the date hereof, but in no event later than March 15, 2007, Landlord shall provide Tenant with CAD drawings of the fully designed Building core and shell (the “CAD Drawings”). Within thirty (30) calendar days after Tenant’s receipt of the CAD Drawings, Tenant shall deliver to Landlord a final space plan for the Tenant Improvements (the “Space Plan”). Promptly upon receipt of an invoice from Tenant or Tenant’s architect (“Tenant’s Architect”) for costs and expenses for the initial Space Plan for the Tenant Improvements (“Design Costs”), Landlord shall reimburse Tenant or Tenant’s architect, in the amount not to exceed, (i) $0.10 per RSF in the Leased Premises (“Initial Preparation Stipend”), for the Design Costs incurred by Tenant in causing the Tenant’s Architect to initially prepare the Space Plan, and (ii) $0.03 per RSF of the Lease Premises plus any unused Initial Preparation Stipend for the first revision, if any, of the Space Plan. Any Design Costs in excess of the foregoing shall be Tenant’s sole obligation or paid for from any excess Allowance (as hereinafter defined) available to Tenant.
          (b) Preliminary Cost Estimate. Promptly following receipt of the Space Plan from Tenant, but in no event later than fifteen (15) calendar days after Landlord’s receipt of the Space Plan, Landlord shall provide Tenant with a preliminary, non-binding, estimate of the cost to complete the Tenant Improvement Work (the “Preliminary Cost Estimate”).
          (c) CD’s. Within four (4) months after the date Landlord breaks ground on the Shell Work, Tenant shall deliver to Landlord all architectural construction drawings for the Tenant Improvements (the “CD’s”) covering all work to be performed by Landlord in constructing the Tenant Improvements in general accordance with the Space Plan.
          (d) Cost Statement. Within thirty (30) calendar days following Landlord’s receipt of the CD’s, Landlord shall cause Contractor to (i) work with Tenant to create a mutually acceptable list of mechanical, electrical and plumbing specifications for the Tenant Improvement Work (the “MEP Specifications”, and (ii) solicit construction bids for each Major Element (as defined herein) of the Tenant Improvement Work as reflected by the CD’s and the MEP Specifications, from not less than three (3) subcontractors. “Major Element” shall mean any element of the Tenant Improvement Work that is reasonably estimated to cost in excess of Twenty Thousand and 00/100 Dollars ($20,000). Landlord shall provide Tenant with a list of all subcontractors solicited for bids (the “Bid List”). Landlord shall cause Contractor to prepare and submit to Tenant a summary of the final bids setting forth a cost summary of all qualified bidders broken down in respect to the trades forming a part of the Tenant Improvement Work (the “Cost Statement”). The Cost Statement shall indicate the subcontractors that Contractor intends to hire to complete the applicable portion of the Tenant Improvement Work (“Landlord’s Subcontractors”). Tenant acknowledges and agrees that the Cost Statement shall include (i) the aggregate of the lowest qualified bids (the “Aggregate Bids”), plus (ii) a Contractor’s fee equal to six percent (6%) of the Aggregate Bids (the “Contractor’s Fee”), plus (iii) the Contractor’s standard general conditions applicable to the Tenant Improvements as detailed on the final Cost Statement. Tenant shall have fifteen (15) business days after receipt of the Cost Statement in which to review the Cost Statement and to give Landlord written notice of Tenant’s approval or its requested changes thereto. In the event Tenant has specific concerns with any element on the Cost Statement, Tenant shall have the opportunity to request Landlord re-bid such specific element to a subcontractor proposed by Tenant, provided such subcontractor meets with Landlord’s reasonable approval. Any changes to the Cost Statement shall also
Exhibit B

be reflected as a change to the CD’s. If Tenant fails to approve or request changes to the Cost Statement within fifteen (15) business days after its receipt thereof, then Tenant shall be deemed to have approved the Cost Statement and the same shall thereupon be final. Landlord and Tenant, at all times in their preparation and review of the Cost Statement, and of any revisions thereto, shall act reasonably and in good faith. Promptly following approval of the Cost Statement, Landlord shall prepare as part of the overall project cost the mechanical, electrical and plumbing drawings (the “MEP Drawings”) for the Tenant Improvements in substantial accordance with the CD’s.
          (e) Allowance. Tenant shall be responsible for the cost to construct and install the Tenant Improvements only to the extent that the Cost Statement, taking into account any increases or decreases resulting from any Change Orders (as hereinafter defined) or as a result of any Tenant Delays, exceeds $42.00 per RSF (as defined in the Lease) of the Leased Premises (i.e, if the RSF is 34,436, the Allowance shall be $42.00 x 34,436 = $1,446,312.00) (the “Allowance”). If, following Tenant’s approval (or deemed approval) of the Cost Statement shows that the cost to construct and install the Tenant Improvements will exceed the Allowance, Tenant shall pay Landlord, within ten (10) days following Landlord’s written request, which request shall not be submitted until a point of completion which requires funds in excess of the Allowance, an amount equal to one-half (1/2) of such excess. Following Substantial Completion of the Tenant Improvements, Tenant shall pay to Landlord the remaining difference between the Cost Statement (taking into account any increases or decreases resulting from any Change Orders) and the Allowance within ten (10) days of Landlord’s request therefor. Tenant’s failure to deliver the payments required in this paragraph shall entitle Landlord to stop the construction and installation of the Tenant Improvements until such payment is received, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder. In addition, all delinquent payments shall accrue interest at the Prime Rate plus four percent (4%) per annum. If the Allowance exceeds the Cost Statement (taking into account any increases or decreases resulting from any Change Orders), Tenant may use such excess amount for the actual cost of Tenant’s moving expenses, CD’s, legal fees and expenses, telecommunication wiring costs and furniture. Any remaining amount of the Allowance shall be either (i) credited to Tenant upon occupancy of the Leased Premises, or (ii) applied to Rent at Tenant’s direction. Any portion of the Allowance not used on or before the first anniversary of the Commencement Date shall be forfeited.
          (f) Permits and Performance. Upon approval of the Cost Statement, Landlord shall cause the Contractor to obtain the applicable permits for the Tenant Improvement Work. Landlord shall cause Contractor to provide competent supervision and coordination of all portions of the Tenant Improvement Work and to cause performance of the Tenant Improvement Work in a first class and workmanlike manner using only new materials, in compliance with all applicable governmental laws, codes, ordinances, rules and regulations, and in substantial compliance with the CD’s.
          (g) Inspection/Progress Meetings. For the purpose of periodically inspecting the progress of the Tenant Improvement Work, Tenant, Tenant’s Architect, and Tenant’s third party representatives (collectively, “Tenant’s Representatives”) shall have access to the Leased Premises (including the materials that comprise the Tenant Improvement Work, if reasonably available) and the Building prior to the Commencement Date, at reasonable times and upon at least twenty four (24) hours notice to the Landlord. Tenant’s Representatives shall have the right, but not the obligation, to, among other things, inspect and comment upon the Tenant Improvement Work and that portion of the Shell Work within the Leased Premises and attend progress meetings held by Contractor to review project status and percentage complete reports. Notwithstanding the foregoing, in no event shall any such inspections or comments relieve Landlord of any of its obligations hereunder to cause Contractor to construct the Leased Premises and Building substantially in accordance with the CD’s and CAD Drawings respectively.
          (h) Shop Drawings. Landlord shall cause Contractor to deliver, or cause to be delivered, to Tenant’ Architect all shop drawings prepared and samples furnished by Subcontractors for the Tenant Improvement Work. Tenant’ Architect shall have no more than ten (10) business days from the date of receipt of same to review such shop drawings and samples and determine whether the shop drawings and samples are in compliance with the CD’s. If Tenant’s Architect fails to comment on or request changes to the shop drawings or samples within such ten (10) business day period, then the shop drawings and samples shall be deemed to be approved by Tenant.
     3. Actual Cost of the Tenant Improvement Work. As soon as determinable, but in no event later than thirty (30) days after the Commencement Date, Landlord and Tenant shall jointly calculate an amount which equals the actual cost of the Tenant Improvement Work, which shall be the sum of (i) the Cost Statement, plus (ii) the cost of Change Orders requested by Tenant, plus (iii) commercially reasonable costs directly relating to Tenant Delays (the “Actual Cost”). Other than as specifically set forth on the Cost Statement, Tenant shall not pay any fees in the nature of general conditions for Landlord’s or Contractor’s supervision of the Tenant Improvement Work, overhead, profit or for any other costs in connection thereto, except those that may be included or excluded as a result of a Change Order, if any. Notwithstanding the foregoing, the Actual Cost shall exclude (i) all work arising as a result of any job, field or concealed conditions in any or all of the Leased Premises, the Tenant Improvement Work, or the
Exhibit B

Building, and (ii) all work arising in connection with the procurement of permits related to work arising pursuant to Change Orders initiated by Landlord.
     4. Schedule. The schedule for the construction and installation of the Shell Work and Tenant Improvements (the “Schedule”) is attached hereto as Exhibit B-3. Landlord shall notify Tenant in writing, as promptly as is commercially reasonable, of any material changes to said Schedule, and agrees to keep Tenant reasonably apprised of the progress Landlord is making in the issuance of the necessary building approvals for the construction of the Shell Work as it relates to the Tenant Improvement Work. In the event Landlord is unable to break ground for the Shell Work on or before July 1, 2007 due only to Landlord’s inability to obtain the necessary approvals for construction from the City of Lake Forest, Illinois (the “City”) despite Landlord diligently pursuing the issuance of such approvals, Landlord shall have the option to terminate this Lease by providing Tenant with written notice of termination on or before July 1, 2007. In the event this Lease is not terminated as set forth above, and Landlord does not break ground on the Shell Work on or before July 1, 2007, Tenant shall have the on-going right to terminate this Lease from July 1, 2007 until the date Landlord breaks ground on the Shell Work. Tenant shall exercise its right to terminate upon written notice delivered to Landlord prior to the date Landlord breaks ground on the Shell Work. Such termination right shall be Tenant’s sole remedy for Landlord’s failure to deliver the Leased Premises as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof. In the event a court of competent jurisdiction determines that Landlord intentionally delayed or failed to use commercially reasonable efforts to obtain such approvals in order to terminate this Lease, such termination shall be null and void. Notwithstanding anything herein to the contrary, in any action between the parties, Tenant shall bear the burden of proving Landlord’s failure to use commercially reasonable efforts to pursue and obtain the approvals.
     5. Landlord’s Substantial Completion Notice. On or before March 1, 2008, Landlord shall provide Tenant with written notice of the anticipated date of Substantial Completion of the Tenant Improvement Work (“Landlord’s Substantial Completion Notice”). In the event Landlord’s Substantial Completion Notice states that Substantial Completion of the Tenant Improvement Work will occur on a date after April 1, 2008, but before August 1, 2008, Tenant shall be entitled to receive one (1) day of Minimum Annual Rent abatement for each day of delay in actual delivery of the Leased Premises to Tenant after April 1, 2008. Provided Landlord is diligently pursuing the Substantial Completion of the Shell Work and Tenant Improvement Work, such abatement shall be Tenant’s sole remedy for Landlord’s failure to deliver the Leased Premises as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof. In the event the anticipated date of Substantial Completion as set forth in Landlord’s Substantial Completion Notice is after August 1, 2008, Tenant shall have the right to terminate the Lease upon written notice to Landlord on or before August 1, 2008 and Landlord shall reimburse Tenant for its actual costs and expenses incurred to complete the CD’s. Such termination shall be Tenant’s sole remedy for Landlord’s failure to deliver the Leased Premises as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof. In the event Landlord’s Substantial Completion Notice states that the Tenant Improvements will be Substantially Complete on or before August 1, 2008, but Landlord fails to deliver the Leased Premises to Tenant with the Tenant Improvements Substantially Complete on or before August 1, 2008, subject to force majeure and Tenant Delays, then Landlord agrees to reimburse Tenant for the amount of the holdover portion of the base rent actually paid by Tenant for the premises leased by Tenant and located at 2500 Millbrook Drive, Buffalo Grove, Illinois (“Tenant’s Current Premises”) or costs incurred for alternate temporary space from August 1, 2008 until such time as Landlord delivers the Leased Premises to Tenant in an amount not to exceed Seventy Five Thousand and 00/100 Dollars ($75,000.00) per month. Such payment by Landlord shall be Tenant’s sole remedy for Landlord’s failure to deliver the Leased Premises as set forth above and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof.
     6. Early Occupancy. Tenant agrees to coordinate with Landlord regarding the installation of Tenant’s phone and data wiring and any other trade related fixtures. In addition, if and to the extent permitted by applicable laws, rules and ordinances, Tenant shall have the right to enter the Leased Premises for thirty (30) days prior to the Target Commencement Date (as defined in the Lease, and as may be modified from time to time, but only as herein provided) in order to install fixtures and systems furniture and otherwise prepare the Leased Premises for occupancy, which right shall expressly exclude making any structural modifications. During any entry prior to the Target Commencement Date (a) Tenant shall comply with all terms and conditions of this Lease, other than the obligation to pay rent, (b) Tenant shall not interfere with Landlord’s completion of the Tenant Improvements, (c) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord’s rules of conduct (which Landlord agrees to furnish to Tenant upon request), and (d) Tenant shall not begin operation of its business. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant.
Exhibit B

     7. Change Orders. Tenant shall have the right to request changes to the CD’s at any time following the date hereof by way of written change order (each, a “Change Order”, and collectively, “Change Orders”). Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and Schedule resulting from said Change Order (the “Change Order Memorandum of Agreement”). The cost of any Change Order shall be the direct or reasonable estimated cost for the work and/or materials covered thereby and Seller’s overhead, general conditions or profit shall be limited to fifteen percent (15%) of the “hard costs” for changes which cost $5,000 or less and ten percent (10%) of the “hard costs” for changes which cost in excess of $5,000. Tenant shall, within five (5) business days following Tenant’s receipt of the Change Order Memorandum of Agreement, either (a) execute and return the Change Order Memorandum of Agreement to Landlord, or (b) retract its request for the Change Order. Upon Substantial Completion of the Tenant Improvement Work, to the extent no otherwise covered by the Allowance, Tenant shall pay to Landlord (or Landlord’s designee) any increase in the cost to construct the Tenant Improvements resulting from the Change Order, as set forth in a Change Order Memorandum of Agreement; provided however that in the event the amount of any such increase resulting from a Change Order is in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) and it is not otherwise covered by the Allowance, Tenant shall pay to Landlord (or Landlord’s designee), within ten (10) days following Landlord’s request, ninety percent (90%) of such increase in cost to construct the Tenant Improvements resulting from such Change Order. Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order Memorandum of Agreement executed by Tenant and, if applicable, Tenant has paid Landlord in full for said Change Order.
     8. Tenant Delay. Notwithstanding anything to the contrary contained in the Lease, if Substantial Completion of the applicable portion of the Shell Work or the Tenant Improvement Work is delayed beyond the Target Commencement Date as a result of Tenant Delay (as hereinafter defined), then, for purposes of determining the Commencement Date, Substantial Completion of the applicable portion of the Shell Work or Substantial Completion of the Tenant Improvement Work shall be deemed to have occurred on the date that Substantial Completion of such applicable portion of Shell Work or Tenant Improvement Work would have occurred but for such Tenant Delay. Promptly after Landlord or Contractor becomes aware of any Tenant Delay, Landlord or Contractor shall advise Tenant in writing of the nature of such Tenant Delay and its impact on the Schedule. Without limiting the foregoing, Landlord shall use commercially reasonable speed and diligence to Substantially Complete the applicable portions of Shell Work to Substantially Complete the Tenant Improvement Work on or before the Target Commencement Date.
     9. Letter of Understanding. Promptly following the Commencement Date, Tenant shall execute Landlord’s Letter of Understanding in substantially the form attached hereto as Exhibit C and made a part hereof, acknowledging (a) the Commencement Date of this Lease, and (b) except for any punchlist items, that Tenant has accepted the Leased Premises. If Tenant takes possession of and occupies the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises and that the condition of the Leased Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to any punchlist items.
     10. Definitions. For purposes of this Lease (a) “Substantial Completion” (or any grammatical variation thereof) shall mean completion of construction of the Shell Work and Tenant Improvement Work in accordance with Exhibit B-1 and Exhibit B-2 respectively, and receipt of correspondence from the City allowing Tenant access to the Leased Premises to complete Tenant’s work (including without limitation installation of Tenant’s fixtures and system furniture), subject only to punchlist items to be identified by Landlord and Tenant in a joint inspection of the Leased Premises prior to Tenant’s early occupancy (for installation of fixtures and systems furniture), which punchlist items do not unreasonably or materially interfere with Tenant’s use of the Leased Premises for the Permitted Use, and (b) “Tenant Delay” shall mean any delay in the completion of the Shell Work or Tenant Improvement Work attributable to Tenant, including, without limitation (i) Tenant’s failure to meet any time deadlines specified herein, (ii) Change Orders, (iii) the performance of any other work in the Leased Premises by any person, firm or corporation employed by or on behalf of Tenant (other than Landlord or anyone on Landlord’s behalf), or any failure to complete or delay in completion of such work, (iv) Landlord’s inability to obtain an occupancy permit for the Leased Premises because of the need for completion of all or a portion of improvements being installed in the Leased Premises directly by Tenant, and (v) any other act or omission of Tenant which affects Landlord’s ability to perform the Shell Work or construct the Tenant Improvements.
     11. Warranty. Landlord hereby warrants the Leased Premises for a period of one (1) year from the Commencement Date against defects in materials and workmanship, and ordinary wear and tear and repairs made necessary by the acts or omissions of Tenant excepted. In addition to the foregoing, upon the Commencement Date of the Leased Premises, Landlord shall enforce for the benefit of Tenant all
Exhibit B

warranties and guarantees relating to the Leased Premises and any and all systems contained therein. Landlord shall provide Tenant with copies of all warranties and guaranties applicable to the Leased Premises and Landlord shall consult with Tenant as to the application and restrictions applicable to all such warranties and guaranties. Tenant shall not take any action which shall invalidate any of the foregoing warranties or guarantees and shall provide Landlord with written notice of all warranty claims. Tenant will notify Landlord promptly upon discovery of any potential problems which may be covered under the foregoing warranties.
Exhibit B

EXHIBIT B-1
SHELL SPECIFICATIONS
A.	GENERAL OUTLINE
This document describes the “Core and Shell” of the Conway West Lake Speculative Office Building. The tenant improvements have not been identified at this time.
The proposed office building will be located off of Field Court, North of the Graduate School, in Lake Forest, Illinois. The building will be three stories above grade, 1 story of lower level parking below grade, and will have a two-story entrance lobby. The building will have a gross square footage of 135,480 and an approximate rentable square footage of 99,180.
The building structure will consist of architectural load bearing structural precast concrete panels at the perimeter and an interior structural steel frame (an alternate will be taken for a total precast concrete structural system for floors 1-3). Elevated floors will consist of concrete slab on metal deck. The roof will be metal deck with a fully ballasted EPDM membrane. The exterior skin will consist of aluminum framed window openings within the architectural load-bearing precast concrete panels. The two-story entrance lobby will be completely finished, and each floor will have a janitor’s closet and a utility room. Floors 1 through 3 will each have two finished (one men’s and one women’s) restrooms with a fixture quantity as required by code. Two exit stairs as well as 1st floor/lower level parking garage egress corridors will also be provided. All other finishes and improvements will be provided as part of the Tenant Improvements. Two hydraulic elevators will serve the building (lower level parking through 3rd floor).
B.	GENERAL CONDITIONS
General conditions as required for proper construction supervision and project administration for the core and shell building are included in the project cost. Such expenses typically include project management, field supervision, building permits, tap fees, progress photos, temporary facilities, project vehicles, quality control, safety administration, and project cleanup. To the extent that Tenant Improvement work increases the general conditions expenditures, the increased cost will be funded from the Tenant Improvement Allowance.
Architectural and engineering fees are included for the core and shell building. Space planning and Tenant Improvement construction documents will be funded from the appropriate Tenant Improvement Allowance.
A complete labor and material guarantee will be provided for one (1) year following substantial completion.
C.	SITE DEVELOPMENT
The approximate area of the site is 9 acres, 6 of which are dry acres and these will be used when discussing the site. A geotechnical investigation of this site has been conducted by MES dated May 9, 2006. A review of this soils report will be required of all related subcontractors. There is approximately 8-14 inches of topsoil across two-thirds of the site. The topsoil is typically underlain by hard, brown and dark brown silty clay fill that extended to depths of approximately 6-14 feet below current grade. Groundwater was encountered 15 to 30 feet below existing grade and is not anticipated to be a problem for the building, however some dewatering may be required for footing excavation depending on final grades. Per the geotechnical report by MES, this proposal includes that site and soil conditions are suitable for construction of the proposed facility without requiring any remediation, and that the soil has a bearing capacity as required to support the proposed shallow foundation system and site improvements.
We have included the clearing and grubbing of the site as required. The topsoil on the site will be
Exhibit B-1
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stripped and stockpiled on site for subsequent redistribution in areas to be landscaped. A minimum of 12” of topsoil shall remain in the landscaped areas.
The sub-grade will be compacted in accordance with the geotechnical engineer’s recommendation. We have assumed compaction to 98% of standard proctor under the building floor slab and pavement areas and 95% of standard proctor in landscaped areas. Grading will be completed to within +/-1/10 of a foot.
Storm sewers and catch basins will drain surface water from the site into the pond northwest of the site. Currently there is existing storm sewer on the southwest end of our site where The Graduate School’s storm sewer system connects to, eventually draining into the retention basin; therefore during construction, Duke may have to readjust the elevation of these structures due to our site grading.
Based on the current information, the sanitary line has not been brought to the property line and we will need to tap into an existing sanitary stub just south of our site through an easement in order to extend the sanitary to the contract limit line. The off-site infrastructure for the water has also not been brought to the site and we will need to tap into an existing water valve just south of our site through an easement in order to extend the water to the contract limit line. Further research with the seller and The Graduate School is underway to determine exact locations of the sanitary and water service stubs, however the above-mentioned locations are expected to be worst-case. Fire lines and hydrants will be installed as required by code and the local fire department. Sanitary and domestic water lines will be extended from the contract limit line to the building and connected to the building systems.
Electric lines will be extended from the contract limit line to the building and connected to the building systems. Four empty underground 4 inch diameter conduits will be provided for electric and telecommunications lines to be extended from the contract limit line to the building in one location as well. An on-grade electric utility transformer is included adjacent to the south end of the building.
The off-site improvement of the access point to the site will need to be constructed starting at the private road between the Graduate School and Salton. This extension will require the existing driveway easement to be extended into the Graduate School lot if the site is subdivided from the Graduate School. Currently, with the combination of the existing recorded driveway easement and language in the lease agreement, full access is provided. Extruded concrete curbs will be installed around all paved areas. Concrete walks will be constructed to the building entrances as required. Paved surfaces will receive asphalt paving in accordance with the requirements of the Lake Forest Engineering Department.
A loading area and a parking garage entrance will be recessed to approximately 10’-6” below the first floor elevation. The loading area may be surrounded by exposed concrete retaining walls due to the grade differences. A trench drain will be installed for drainage of this area and will connect to the sump pump system inside the building.
Approximately 350 parking spaces (regular and handicap) will be provided, 290 of these spaces will be surfaced parked and the remaining 60 will be parked in the lower level parking garage.
Parking lot lighting will be provided using site light poles, with a light level as required by local ordinance.
Landscaping for this phase, including all seed, sod, irrigation design, irrigation, hardscape, and plantings have been included to meet park and city requirements.
A site signage allowance of $10,000 has been included.
D.	BUILDING CONCRETE
Exhibit B-1
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Based on the Preliminary Subsurface Exploration and Foundation Recommendations for the Conway at the Lake Office Building, Lake Forest, Illinois by MES dated May 9, 2006 (MES File No. 16:63010) foundations will be conventional spread and continuous footings with a reinforced concrete perimeter wall and will be designed on soil with an allowable bearing pressure of 4,000 psf. Actual structural load information will determine actual foundation sizes.
The lower level parking garage will consist of a 5-inch unreinforced concrete slab-on-grade, using 3,000 psi concrete, installed directly over a 6-inch granular sub base on top of a 10-mil polyethylene vapor barrier.
All floors will receive a smooth trowel finish and (1) coat of water based dissipating curing compound.
The first, second, and third floor slabs will be 3 1/2 -inches of poured-in-place concrete over 2-inch metal deck for a total floor thickness of 5 1/2 inches. The design load for these floors will be 100 psf live load and a minimum dead load of 59 psf which will be verified with the actual slab design.
E.	PRECAST CONCRETE WALL SYSTEM
The exterior of the building will be architectural load-bearing precast concrete panels with an exposed aggregate finish.
F.	STONE & MASONRY
Interior terrazzo flooring will be provided in the entrance lobby. The final material selection will be made during the design phase of the project.
G.	STEEL
The building will have a structural steel frame system. Floor decking will be 2 inch decking.
The structural system will be designed in height to accommodate a VAV mechanical system and 9’-0” finished ceiling height in the tenant spaces and a 7’-0” (8’-2” for ADA areas) clear height in the lower level parking garage.
A bar joist system will be utilized for the building; therefore the first, second, and third floors will be designed to support a total live load (including partition load) of 100 psf and a minimum dead load of 59 psf which will be verified with the actual slab design.
The roof will be designed for live and snow loads as required by code or to accommodate a live/snow load of 30 psf and a dead load of 26 psf, whichever is greater. The loads for roof top mechanical equipment and the screening required for this equipment will also be accommodated.
Rooftop mechanical units will be screened with a screenwall that will be supported by structural steel. The screenwall consists of glass on the west elevation similar to the curtianwall at the west elevations of the building and a pre-finished metal panel system on the north, south, and east elevations.
Metal stairs with concrete filled treads to all floors will be provided in two locations. A steel ships ladder will be provided from the 3rd floor to the roof. The ships ladder will be located in the south stairwell.
Miscellaneous steel items that will be provided and installed include: countertop supports, roof equipment opening frames, and elevator pit access ladder.
H.	CARPENTRY
Wood blocking is included as required for wall-hung fixtures, roof blocking, etc. All lumber will be
Exhibit B-1
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pressure treated or fire treated where required by code.
I.	THERMAL & MOISTURE PROTECTION
The elevator pits and perimeter foundation walls will be damp proofed.
Exterior walls will be insulated with R-13, foil faced, glass fiber blanket insulation with a flame spread rating of 25 or semi-rigid insulation or as required by code.
The roofing system will consist of a single ply, ballasted, 45 mil, EPDM, membrane manufactured by Firestone, Carlisle, or other approved equal, installed over insulation with an LTTR-value as required by local energy code or LTTR-14, whichever is greater. The roofing system will carry a 20 year manufacturer’s membrane warranty, and a manufacturer’s 10 year watertight warranty, in addition to a 2 year contractor’s warranty for all other roof related items. Sheet metal work will include necessary roof related counter flashings, flashings, copings, etc. Exposed sheet metal will receive a standard Kynar finish.
Silicone joint sealant will be provided at exterior wall and window joints. The exterior joint sealant will carry a 5-year manufacturer’s warranty on material and installation.
Fireproofing at all floor structures is included per code.
J.	DOOR & WINDOWS
A standard exterior aluminum curtainwall system and entry doors with a standard finish will be provided at the west elevation. The fixed aluminum framed windows within the exterior walls of the building will look similar to the color of glass within the curtainwall. All exterior glass will be 1” thick, medium performance, Low E or reflective, insulated glazing units with a shading coefficient of no greater than 0.30.
One (1) revolving door and two (2) medium stile, 3’-0” wide, 8’-0“ tall, aluminum/ glass doors will be provided at the main entrance.
3’-0” x 8’-0” hollow metal doorframes and solid core veneer doors are included for the interior core areas.
Aluminum sills will be provided at the interior of all window units in tenant spaces.
One (1) drive-in door with an electric door controller is included for access into the lower level parking garage.
K.	FINISHES
The core and shell building includes the following common area finishes:
Lobby, Elevator Lobby, and Corridor Finishes
The entrance lobby will have terrazzo flooring, a coffered ceiling, and the wall area will be finished with granite and/or wood paneling. The elevator lobbies on the 1st and 2nd floors will have carpet flooring and the wall areas will be finished with wood paneling and/or wall covering. The corridor walls are to be finished in vinyl wall covering. The corridor ceilings will be 2x4 and/or 2x2 accoustical ceiling tile with a 15/16” grid and the flooring will be carpet.
The lower level parking garage elevator lobby and third floor elevator lobby will have taped drywall walls only. All ceiling, wall, and floor finishes will be constructed under the Tenant Improvement scope of work.
Restroom Finishes
Exhibit B-1
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The six restrooms in the building will have 9’-0” acoustical tile ceilings. The countertops will be hard surface. The walls will have vinyl wallpaper installed with the exception of the fixture walls (toilet wall only), which will have a thin-set 12x12 ceramic tile to the underside of the ceiling. The flooring will also be a thin-set 4x4 ceramic tile.
Stairwell Finishes
The stairwells will have exposed concrete stairs and drywall walls. The walls, stair stringers, and handrails will be painted.
Tenant Space Finishes
Drywall partitions separating tenant spaces from core spaces, stairwells, shafts, or utility rooms will be boarded, taped and floated to a level 3 finish. Perimeter walls will be insulated as previously described, and will be framed full height, and boarded to slightly above the 9’-0” ceiling height. Stained wood doors are included in hollow metal frames at stairs, toilet rooms, and closets. No painting is included.
Utility rooms and janitor’s closets will have exposed floors and ceilings. Drywall partitions will be taped and floated.
All finishes not specifically identified above will be funded from the appropriate Tenant Finish Allowance.
L.	SPECIALTIES
Floor mounted, wall braced, prefinished metal toilet partitions and wall mounted urinal screens are provided in the restrooms, along with stainless steel toilet accessories. Mirrors with j-channels top and bottom only are included over the bathroom vanity tops.
Semi-recessed fire extinguisher cabinets with 10 lb. fire extinguishers are provided at each stairwell on each floor.
Exit and core area signage is included as required per code.
M.	ELEVATORS
Two (2) hydraulic passenger elevators are included with the manufacturer’s standard wall and ceiling package. The elevators will have a capacity of at least 2,500 pounds, a travel speed of 125 fpm, have a ceiling height of 9’-0 (an alternate will be taken for one car to have a ceiling at 10’-0”), single car controls, solid state soft start, bolted frames and polished or brushed stainless steel finishes.
Standard riser call buttons are included adjacent to the elevator door, but hall indicators are not included.
The elevator machine room will be located on the lower level space, near the elevators.
N.	HVAC
The building heating and cooling system will consist of packaged rooftop VAV units with vertical distribution shafts extended to floors 1-3 for the future tenant spaces and the entrance lobby spaces.
Horizontal distribution ducts, controls, fixtures, and devices will be provided as required for the entrance lobby, the core and shell restrooms, and the egress corridors on the first floor.
A medium pressure duct loop will be provided on floors 1-3 including the tie-in to the shaft. Four (4) perimeter VAV boxes will be included for each floor to temporarily heat the floors until the interior build-out occurs. These temporary boxes will be used in the tenant build-out. All other ductwork
Exhibit B-1
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from the loop to the VAV boxes will be provided as part of the Tenant Improvement scope of work.
Each roof top unit will have a control panel with night set back. All other controls and VAV boxes will be provided as part of the Interior Specifications.
The system will be designed based on the following criteria:

Outdoor Conditions – 2001 ASHRAE 99.6% heating/0.4% cooling design criteria
Indoor Conditions Summer - 74 degrees Fahrenheit DB/50% RH
Indoor Conditions Winter - 72 degrees Fahrenheit DB (no humidity control)

The heat load is anticipated to be:

Solar Gain:	As required for the zone
Lighting:	2 watts/sf Fluorescent all areas
+0.5 watts/sf Incandescent (Exterior offices only)
Equipment	2.0 watts/sf minimum
People	100 sf/person
Ventilation Air	As required by ASHRAE standard 62-1999
Supplemental electric heat will be provided in vestibules, and curtain wall locations as required.
Exhaust system will be installed per code for all restrooms.
The lower level parking garage will have unit heaters and/or make-up air units to feed the space with fresh air, louvers for the air to exit the space, and an exhaust system per code.
O.	PLUMBING
The plumbing system will include internal roof drains, domestic and sanitary piping, fixtures, and water heaters (1 per floors 1-3) as required for the six restrooms. Stainless steel high-low water fountains will be provided outside the bathrooms on floors 1-3. Hot and cold water piping is insulated where exposed. Floor drains will be provided for each restroom. A mop sink will be included in the janitor’s closet on each floor. Fixture counts will be designed to meet local codes.
Overflow drains will be used to satisfy overflow requirements.
Wet stacks (including sanitary as well) will be provided outboard near the stairs and off the toilet rooms.
A backflow preventer will be provided as required.
Five exterior hose bibs will be provided, one on each face of the building and one at the roof level near the mechanical equipment. An irrigation feed will also be provided.
A duplex ejector pump will be provided to pump the sanitary up to the underside of the first floor in order to exit the building.
Drain tile will be installed at the perimeter of the lower level parking garage and will drain to a duplex sump system inside the building.
There will be a trench drain at the entrance to the parking garage with floor drains throughout the garage level per code. A triple oil interceptor is included for the garage level. There will be 3-4 additional hose bibs in the lower level parking garage.
P.	FIRE PROTECTION
A complete fire protection system will be provided in accordance with NFPA and local fire department
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requirements. The system will be designed to provide a system density of 0.10 over 1,500 sq. ft. for floors 1-3, .15 over 1,500 sq. ft. for the lower level parking garage, and will limit sprinkler head spacing to a maximum of 180 sq. ft. per head. Tenant spaces and areas with exposed ceilings will have upright heads. The entrance lobby, corridors, and the restrooms will have recessed sprinkler heads in drywall ceilings and in acoustical ceilings. A fire pump for the system is included as required per code.
Q. ELECTRICAL
A 480/277V 3 phase, 4 wire primary service will be installed on the southeast side of the building, by the utility company. The main switchgear will be located in an electric room in the lower level parking garage, just inside the southeast elevation. House power for the core, shell, site lighting, HVAC, and elevators will be located within this room. A separate electrical service and meter will be provided for the fire pump.
The secondary electric room for each floor will be located near the elevators. Electric risers will be extended to these rooms from the Main Switch Room for the Tenant Finish work, and the roof for powering the mechanical equipment. Each floor’s electric room will have heating panels to accommodate the Tenant heating requirements. The rooms will also have a 300 kVA, 480 V 3 phase, 120/208 V transformer to an 800 amp disconnect. All tenant metering and distribution panel(s) will be part of the Tenant Improvement Allowance.
The electrical service will be sized for known equipment loads plus the following minimum allowances:
1)	2.5 watts per gross square foot for fluorescent lighting

2)	4.0 watts per gross square foot for receptacles and general power

3)	6.0 watts per gross square foot for HVAC equipment
Main lobby lighting will include recessed fluorescent down lights in the coffered drywall ceilings.
The restrooms will have recessed fluorescent down lights.
Stairwells will have wall surface mounted strip fluorescent light fixtures.
Lower level parking garage lighting will provide 5 foot-candles at 36” A.F.F. with a minimum of 1.25 foot-candles at 36” A.F.F. at any point in the garage using metal halide surface mount fixtures.
Exit and emergency lighting is included as required by code for the shell building.
Lighting, including exit and emergency lighting, for the build-out of the tenant spaces will be funded as part of the Tenant Improvements.
Site lighting will be provided to meet local requirements by shoebox fixtures mounted on poles. The site lighting will be controlled by photocell to turn the system on and timer to turn the system off.
Two (2) 4” PVC conduits will be extended from the utility source to the telephone room in the lower level parking garage. They are anticipated for the telephone company’s use. Two 4 “ conduit sleeves will be run from the lower level telephone room and terminate in the first floor telephone room. In the phone room on each floor, (2) 4” sleeves will be installed through each floor slab only.
A complete addressable fire detection system including smoke detectors, audible devices, supervisory switches, annunciator panel and remote annunciator for core and shell spaces will be provided as required by code for an unoccupied space. The panel will be sized to accommodate additional devices in the tenant spaces. These additional devices will be part of the Tenant Improvement Allowance.
Exhibit B-1
Page 7 of

EXHIBIT B-2
TENANT IMPROVEMENTS SCOPE OF WORK
Exhibit B-2

EXHIBIT B-3
SCHEDULE
EXHIBIT B-3
CONWAY WEST LAKE OFFICE BUILDING
SCHEDULE (WITH AKORN)
12/8/06
ID Text1Task Name D Start Finish Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul 1 1 PRECON, EST, APPROVALS 8 d Mon 6/5/06 Wed 6/14/06 35 2 BID PACKAGES 195 d Fri 6/9/06 Thu 3/22/07 BID PACKAGES 6 3 DESIGN 174 d Wed 6/21/06 Fri 3/2/07 DESIGN 109 5 LAKE FOREST APPROVALS 327 d Thu 8/17/06 Fri 12/7/07 LAKE FOREST APPROVALS 128 6 PRECAST PROCUREMENT 220 d Tue 8/22/06 Mon 7/9/07 PRECAST PROCUREMENT 48 7 BUSINESS PARK AUTHORITY APPROVAL 44 d Thu 9/14/06 Wed 11/15/06 BUSINESS PARK AUTHORITY APPROVAL 22 4 TENANT DESIGN AND APPROVAL PROCESS 203 d Fri 11/17/06 Wed 9/12/07 TENANT DESIGN AND APPROVAL PROCESS 104 8 STRUCTURAL STEEL PROCUREMENT 124 d Mon 2/5/07 Wed 8/1/07 2/5 STRUCTURAL STEEL PROCUREMENT 64 9 BUILDING CONSTRUCTION 219 d Fri 3/30/07 Wed 2/13/08 3/30 BUILDING CONSTRUCTION 65 Receive Building Permit 0 d Fri 3/30/07 Fri 3/30/07 3/30 Receive Building Permit 66 Mobilize 5 d Mon 4/2/07 Fri 4/6/07 4/2 Mobilize 67 Clearing and grubbing trees 15 d Mon 4/2/07 Fri 4/20/07 4/2 Clearing and grubbing trees 68 Ground Breaking 0 d Mon 4/2/07 Mon 4/2/07 4/2 Ground Breaking 69 Strip/Clear Vegetation 5 d Mon 4/ 23/07 Fri 4/27/07 4/23 Strip/Clear Vegetation 72 Mass Excavation 15 d Mon 4/23/07 Fri 5/11/07 4/23 Mass Excavation 70 Cuts & Fills 8 d Thu 4/26/07 Mon 5/7/07 4/26 Cuts & Fills 73 Building Pad Ready 0 d Thu 5/3/07 Thu 5/3/07 5/3 Building Pad Ready 71 Excavate for Basement and Foundations 14 d Fri 5/4/07 Wed 5/23/07 5/4 Excavate for Basement and Foundations 74 Site Utilities 15 d Mon 5/7/07 Fri 5/25/07 5/7 Site Utilities 76 5/14 Rough Grade Site & Cut for Curbs 4 d Mon 5/14/07 Thu 5/17/07 Rough Grade Site & Cut for Curbs 77 Curbs 8 d Fri 5/18/07 Wed 5/30/07 5/18 Curbs 75 Footings/Foundation Walls 20 d Thu 5/24/07 Thu 6/21/07 5/24 Footings/Foundation Walls 78 Fine Grade Parking Lots & Stone 12 d Tue 5/29/07 Wed 6/13/07 5/29 Fine Grade Parking Lots & Stone 79 Base Course Asphalt (Parking Lot) 4 d Thu 6/14/07 Tue 6/19/07 6/14 Base Course Asphalt (Parking Lot) 89 Landscaping 15 d Tue 6/19/07 Wed 7/11/07 6/19 Landscaping 88 Irrigation 10 d Wed 6/20/07 Thu 7/5/07 6/20 Irrigation 84 Backfill Foundation 10 d Fri 6/22/07 Mon 7/9/07 6/22 Backfill Foundation 82 Install Precast Panels 18 d Mon 7/9/07 Wed 8/1/07 7/9 Install Precast Panels 81 Precast Delivery 0 d Mon 7/9/07 Mon 7/9/07 7/9 Precast Delivery Preconstruction Schedule Page 2 of 2 Duke Construction
Preconstruction Schedule
Duke Construction
Exhibit B-3

EXHIBIT B-3
CONWAY WEST LAKE OFFICE BUILDING
SCHEDULE (WITH AKORN)
12/8/06
ID Text1Task Name D Start Finish Nov De c Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul 86 Final Course Asphalt (Parking Lot) 5 d Thu 7/12/07 Wed 7/18/07 7/12 Final Course Asphalt (Parking Lot)
87 Caulk Exterior 10 d Tue 7/31/07 Mon 8/13/07 7/31 Caulk Exterior 83 Steel Delivery 0 d Wed 8/1/07 Wed 8/1/07 8/1 Steel Delivery 85 Erect Str Steel Detail 47 d Thu 8/2/07 Mon 10/8/07 8/2 Erect Str Steel Detail 80 Underslab Utilities (Shell) 7 d Thu 9/27/07 Fri 10/5/07 9/27 Underslab Utilities (Shell) 90 Roofing and Copings 12 d Tue 10/9/07 Mon 1/7/08 10/9 Roofing and Copings 91 Pour S.O.M.D. 15 d Mon 10/15/07 Fri 11/2/07 10/15 Pour S.O.M.D. 96 Glass and Glazing System 40 d Fri 10/19/07 Mon 12/17/07 10/19 Glass and Glazing System 92 Overhead Mechanical 33 d Mon 10/22/07 Fri 12/7/07 10/22 Overhead Mechanical 93 Overhead Electrical 33 d Mon 10/22/07 Fri 12/7/07 10/22 Overhead Electrical 94 Overhead Sprinkler 30 d Mon 10/22/07 Tue 12/4/07 10/22 Overhead Sprinkler 95 Core & Perimeter Stud Framing 33 d Mon 10/22/07 Fri 12/7/07 10/22 Core & Perimeter Stud Framing 97 Fireproof Steel 15 d Mon 10/29/07 Fri 11/16/07 10/29 Fireproof Steel 98 Plumbing 33 d Mon 10/29/07 Fri 12/14/07 10/29 Plumbing 99 Pour S.O.G. 6 d Mon 11/5/07 Mon 11/12/07 11/5 Pour S.O.G. 100 Elevator Installation 60 d Wed 11/14/07 Wed 2/13/08 11/14 Elevator Installation 101 Core & Perimeter Drywall 29 d Thu 11/15/07 Wed 1/2/08 11/15 Core & Perimeter Drywall 102 Building Weather-Tight 0 d Fri 11/30/07 Fri 11/30/07 11/30 Building Weather-Tight 103 Core Finishes 37 d Wed 12/19/07 Wed 2/13/08 12/19 Core Finishes 57 10 TENANT BUILD-OUT 57 d Fri 12/7/07 Fri 2/29/08 12/7 TENANT BUILD-OUT 58 Start Tenant Build-out 0 d Fri 12/7/07 Fri 12/7/07 12/7 Start Tenant Build-out 59 Tenant Buildout 52 d Fri 12/7/07 Fri 2/22/08 12/7 Tenant Buildout 60 Final Cleaning 3 d Mon 2/25/08 Wed 2/27/08 2/25 Final Cleaning 61 Inspections (Shell & Tenant Space) 5 d Mon 2/25/08 Fri 2/29/08 2/25 Inspections (Shell & Tenant Sp 62 Commissioning 1 d Wed 2/27/08 Wed 2/27/08 2/27 Commissioning 63 Punchlist 2 d Wed 2/27/08 Thu 2/28/08 2/27 Punchlist 135 12 TENANT FF&E INSTALLATION 21 d Fri 2/29/08 Fri 3/28/08 2/29 TENANT FF&E INSTALLA 134 11 SUBSTANTIAL COMPLETION 0 d Fri 2/29/08 Fri 2/29/08 2/29 SUBSTANTIAL COMPLETION 136 13 TENANT C OF O 0 d Tue 4/1/08 Tue 4/1/08 4/1 TENANT C OF O Preconstruction Schedule Page 2 of 2 Duke Construction
Preconstruction Schedule
Duke Construction

EXHIBIT C
LETTER OF UNDERSTANDING
Duke Realty Limited Partnership
Attention: Vice President — Property Management
6133 N. River Road, Suite 200
Rosemont, IL 60018

RE:	Lease Agreement between Duke Realty Limited Partnership, an Indiana limited partnership (“Landlord”) and Akorn, Inc., a Louisiana corporation (“Tenant”) for the Leased Premises located at 1925 West Field Court, Lake Forest, IL 60045 (the “Leased Premises”), dated (the “Lease”).
Dear                                                             :
     The undersigned, on behalf of Tenant, certifies to Landlord as follows:
1.	The Commencement Date under the Lease is .

2.	The rent commencement date is .

3.	The expiration date of the Lease is .

4.	The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Leased Premises and is in full force and effect.

5.	The Landlord has completed the improvements designated as Landlord’s obligation under the Lease (excluding punchlist items as agreed upon by Landlord and Tenant), if any, and Tenant has accepted the Leased Premises as of the Commencement Date.

6.	To the best of the undersigned’s knowledge, there are no uncured events of default by either Tenant or Landlord under the Lease.
     IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this                      day of                                                             , 2006.

AKORN, INC.,
a Louisiana corporation

By:

Printed Name:

Title:

Exhibit B-3

EXHIBIT D
JANITORIAL SPECIFICATIONS
Restrooms
A. Daily
•	Empty waste paper and sanitary napkin receptacles.

•	Restock or refill towel, tissue and soap dispensers.

•	Clean and sanitize all commodes, urinals, and wash basins inside and out, top and bottom.

•	Clean and polish mirrors and other brightwork.

•	Clean and polish all chrome fixtures including faucets, flushers and wash basin traps and piping.

•	Clean and sanitize sink counters.

•	Dust mop and damp mop hard surface floors using a quality germicidal detergent.
B. Weekly
•	Dust entry door, ventilating louvers and tops of doors.

•	Dust door frames, hinges and partition fasteners.

•	Clean baseboard grouting to eliminate any mop water residue.

•	Clean entry door kickplates.

•	Flood mop restroom floors using a quality germicidal detergent.

•	Spray buff VCT floor covering.

•	Wet mop all janitor closets.
C. Monthly
•	Damp dust door frames, hinges and partition fasteners.

•	Wash all hard surface walls.

•	Machine scrub all hard surface flooring.

•	Machine scrub and refinish all VCT floor covering.
Tenant Office Areas
(For Building Standard Finishes)
A.Daily
•	Vacuum sweep all rugs and carpeting, under moveable furniture and open areas.

•	Dust and damp mop all hard surface flooring.

•	Spot clean all doors, door frames and walls.

•	Remove waste paper and normal office refuse through facilities provided by building.

•	Dust all desk tops, lamps and other office furniture.

•	Spot clean interior glass.
B.Weekly
•	Dust and wipe clean all air handling converters and window sills.

•	Spot clean all file cabinets and desks.

•	Low dusting; all desks, chairs and other office furniture, as well as dust and wipe clean all baseboards.

•	Dust all chairs, vacuum all cloth office furniture.

•	Vacuum hard to get to areas, under desks, between desks and walls, behind file cabinets, etc.

•	Vacuum all carpet at the base of the wall.

•	Clean all coat racks and closets.

•	Dust all door frames and hinges.
C.Monthly
•	Damp wipe all door frames and hinges.
Exhibit D

•	Machine scrub and refinish hard surface flooring.

•	Dust and clean all overhead vents and air diffusers.
D. Bi-Monthly
•	Thoroughly clean all trash receptacles
E.Quarterly
•	Dust all vertical surfaces and walls, partitions and other surfaces not previously mentioned.
High dustings; all wall hangings, clocks, decorations, partition tops, chalkboard tops, file cabinets and book shelves.
F.Annually
•	Strip and refinish all hard surface flooring.

•	Clean all standard building lighting fixtures.
Common Areas
A.Daily
•	Vacuum sweep all rugs and carpeting.

•	Check stairwells for debris and dust mop if necessary.

•	Dust mop and damp mop any hard surface flooring.

•	Spot clean stairwell doors.

•	Spot clean all walls.

•	Wipe clean all elevator call panels.
B.Weekly
•	Vacuum all carpet at the base of the wall.

•	Spot clean stairwell walls and door kickplates.
C.Monthly
•	Damp dust stairwell railings, doorframes and lighting fixtures.

•	Damp mop landings and steps of stairwells.
Main Lobby
A.Daily
•	Vacuum elevator cabs.

•	Clean and polish elevator cabs and the inside and outside of elevator doors.

•	Clean ashtrays inside and out.

•	Clean and polish entry glass, door frames and handles inside and out.

•	Damp mop hard surface flooring.

•	Dust security post and directory if applicable.
B.Weekly
•	Clean walls where required.
•	Damp mop and spray buff all hard surfaced flooring.
C.Monthly
•	Recoat all hard surfaced flooring.
D.Semi-Annually
•	Strip and refinish all hard surfaced flooring.
Subject to change without prior notice.
Exhibit D

EXHIBIT E
RULES AND REGULATIONS
     1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress. Landlord shall control the Common Areas.
     2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises other than Landlord standard window coverings without Landlord’s prior written approval. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and tube color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.
     3. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Leased Premises, the Building or in the Common Areas including the parking area without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant. The lobby directory will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering.
     4. The sashes, sash doors, windows, and doors that reflect or admit light and air into halls, passageways or other public places in the Building shall not be covered or obstructed by tenant.
     5. The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.
     6. No tenant shall mark, paint, drill into, or in any way deface any part of the Leased Premises or the Building (except for nails for the display of artwork). No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct. Landlord shall direct electricians as to where and how telephone or data cabling are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord.
     7. No bicycles, vehicles, birds or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the Leased Premises, and no cooking shall be done or permitted by any tenant on the Leased Premises, except microwave cooking, and the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Leased Premises.
     8. The Leased Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Leased Premises. No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.
     9. No tenant shall make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.
     10. No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance or firearm.
     11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made to existing locks or the mechanism thereof. Each tenant must upon the termination of his tenancy, restore to the Landlord all keys of doors, offices, and toilet rooms, either
Exhibit E

Page 1of 3

furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.
     12. No tenant shall overload the floors of the Leased Premises. All damage to the floor, structure or foundation of the Building due to improper positioning or storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefor upon demand. All removals or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours that Landlord shall reasonably determine from time to time. The moving of safes or other fixtures or bulky matter of any kind must be done upon previous notice to Landlord and under Landlord’s supervision, and the persons employed by any tenant for such work must be acceptable to Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. The Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute the weight.
     13. Landlord shall have the right to prohibit any advertising by any tenant that, in Landlord’s opinion tends to impair the reputation of the Building or its desirability as an office location, and upon written notice from Landlord any tenant shall refrain from or discontinue such advertising.
     14. The business hours for the Building shall be 8 a.m. to 6 p.m. Monday through Friday and 8 a.m. to 1 p.m. on Saturday, excluding legal holidays. Landlord reserves the right to require all persons entering the Building between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on Saturday, Sunday and legal holidays to register with Landlord’s security personnel. Each tenant shall be responsible for all persons entering the Building at tenant’s invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building.
     15. No tenant shall purchase janitorial or maintenance or other like services, from any person or persons not approved by Landlord. Any persons employed by any tenant to do janitorial work or other work in the Leased Premises shall, while in the Building and outside of the Leased Premises, be subject to and under the control and direction of Landlord (but not as an agent or servant of Landlord), and tenant shall be responsible for all acts of such persons.
     16. Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.
     17. All office equipment of any electrical or mechanical nature shall be placed by tenant in the Leased Premises in settings that will, to the maximum extent possible, absorb or prevent any vibration, noise and annoyance.
     18. No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.
     19. There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards.
     20. The scheduling of tenant move-ins shall be before or after normal business hours and on weekends, subject to the reasonable discretion of Landlord.
     21. The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles for that purpose. Landlord may, at its sole discretion, impose a charge against monthly rent of $50.00 per violation by tenant or any of its employees, representatives, contractors or invitees, of this smoking policy.
     22. Tenants will insure that all doors are securely locked, and water faucets, electric lights and electric machinery are turned off before leaving the Building.
     23. Parking spaces associated with the Building are intended for the exclusive use of passenger automobiles. Except for intermittent deliveries, no vehicles other than passenger automobiles may be parked in a parking space without the express written permission of Landlord. Tenant, its employees, customers,
Exhibit E

invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles except to the extent arising out of the negligence or willful misconduct of Landlord, the managing agent or any of their respective partners, directors, officers, agents or employees.
     24. Tenant shall be responsible for and cause the proper disposal of medical waste, including hypodermic needles, created by its employees.
     It is Landlord’s desire to maintain in the Building and Common Areas the highest standard of dignity and good taste consistent with comfort and convenience for tenants. Any action or condition not meeting this high standard should be reported directly to Landlord. The Landlord reserves the right to make such other and further rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and Common Areas, and for the preservation of good order therein.
Exhibit E

EXHIBIT F
[Drawing depicting Roof Area]
Exhibit F

EXHIBIT G
[Plans and Specifications showing installation and the completed Dish Data Sheet which follows]
DISH DATA SHEET

SITE:

COMPANY NAME:

COMPANY ADDRESS:

PHONE:	FAX:

TYPE OF SERVICE:	CALL SIGNS:

MAKE OF EQUIPMENT:	DIMENSIONS:

MODEL NO.:

SERIAL NO.:

FCC TYPE ACCEPTANCE NO.:	TX:	RX:

TX FREQUENCY:

POWER OUTPUT:	MODULATION TYPE:

RX FREQUENCY:	RX I.F. FREQUENCY:

CLASS OF P.A. OPERATION (final amplifier):

POWER REQUIRED:	VAC:	AMPS Total Power Consumption: ___watts

TX ANTENNA TYPE & MODEL NO.:

RX ANTENNA TYPE & MODEL NO.:

TYPE OF ISOLATOR :

TYPE OF SECOND HARMONIC FILTER :

PERSON OR SERVICE COMPANY RESPONSIBLE FOR ITS OPERATION & MAINTENANCE:

NAME:

ADDRESS:

24 HOUR PHONE NO.:	PAGER NO.:

Exhibit G